                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                   FORM 8-K/A

                 Current Report Pursuant to Section 13 or 15(d)
                   of the Securities and Exchange Act of 1934

        Date of Report (Date of Earliest Event Reported):  May 29, 1997

                         Commission file number 0-27168

                           METACREATIONS CORPORATION
             (Exact name of registrant as specified in its charter)

                  Delaware                         95-4102687
         (State of incorporation)    (I.R.S. Employer Identification Number)

                  6303 Carpinteria Ave, Carpinteria, CA 93013
                    (Address of principal executive offices)

                                 (805) 566-6200
              (Registrant's telephone number, including area code)

                           METACREATIONS CORPORATION

                                   FORM 8-K/A

                               TABLE OF CONTENTS

                                                                                      Page No.
                                                                                      --------

Audited Financial Statements of Fractal Design Corporation
----------------------------------------------------------

Report of Independent Public Accountants.............................................      2
Consolidated Balance Sheets as of March 31, 1997 and 1996............................      3
Consolidated Statements of Operations for each of the two years in the period
 ended March 31, 1997................................................................      4
Consolidated Statements of Shareholders' Equity for each of the two years in the
 period ended March 31, 1997.........................................................      5
Consolidated Statements of Cash Flows for each of the two years in the
 period ended March 31, 1997.........................................................      6
Notes to Consolidated Financial Statements...........................................      7


Audited Financial Statements of MetaCreations Corporation
---------------------------------------------------------

Report of Independent Public Accountants of MetaCreations Corporation................     18
Report of Independent Public Accountants of Fractal Design Corporation...............     19
Consolidated Balance Sheets as of December 31, 1996 and 1995.........................     20
Consolidated Statements of Operations for each of the three years in the period
 ended December 31, 1996.............................................................     21
Consolidated Statements of Stockholders' Equity for each of the three years in
 the period ended December 31, 1996..................................................     22
Consolidated Statements of Cash Flows for each of the three years in the period
 ended December 31, 1996.............................................................     24
Notes to Consolidated Financial Statements...........................................     26

The Undersigned Registrant hereby amends the following items, financial statements, exhibits, or other portions of its current report on Form 8-K, originally filed with the Securities and Exchange Commission on June 13, 1997 (the Form 8-K) as set forth in the pages attached hereto.

Item 7.  Financial Statements and Exhibits

(a) Financial Statements of Fractal Design Corporation


                       REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors and Shareholders of Fractal Design Corporation

  In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Fractal Design Corporation and its subsidiaries at March 31, 1997 and 1996, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


PRICE WATERHOUSE LLP

San Jose, California
April 30, 1997, except for Note 11, which is as of May 29, 1997

                          FRACTAL DESIGN CORPORATION
                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                MARCH 31,
                                                                          ----------------------
                                                                            1997         1996
                                                                          ----------------------
ASSETS
Current assets:
  Cash and cash equivalents.............................................     $ 2,644     $ 7,153
  Short-term investments................................................      24,092      23,683
  Accounts receivable, less allowance for doubtful accounts
   of $514 and $343.....................................................       9,476       7,320
  Inventories...........................................................       1,260       1,220
  Deferred income taxes.................................................       2,081       1,446
  Other current assets..................................................       2,212       2,155
                                                                             -------------------
    Total current assets................................................      41,765      42,977

Property and equipment, net.............................................       2,458         958
                                                                             -------------------
    Total assets........................................................     $44,223     $43,935
                                                                             ===================

LIABILITIES AND SHAREHOLDERS EQUITY
Current liabilities:
  Accounts payable......................................................     $ 2,221     $ 3,680
  Bank borrowings.......................................................          --         167
  Accrued liabilities...................................................       6,105       6,955
  Income taxes payable..................................................         616         155
                                                                             -------------------
    Total current liabilities...........................................       8,942      10,957

Long-term debt..........................................................          --         250

Commitments and contingencies (Note 5)

Shareholders equity:
  Preferred Stock:  $.001 par value, 5,000,000 shares authorized;
   none issued and outstanding..........................................          --          --
  Common Stock:  $.001 par value, 50,000,000 shares authorized;
   12,043,811 and 11,679,156 shares issued and outstanding..............          12          12
  Additional paid-in capital............................................      33,643      32,571
  Cumulative translation adjustment.....................................        (158)        (50)
  Retained earnings.....................................................       1,784         195
                                                                             -------------------
    Total shareholders equity...........................................      35,281      32,728
                                                                             -------------------
    Total liabilities and shareholders equity...........................     $44,223     $43,935
                                                                             ===================

  The accompanying notes are an integral part of these consolidated financial statements

                          FRACTAL DESIGN CORPORATION
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                           YEARS ENDED MARCH 31,
                                                          ------------------------
                                                             1997          1996
                                                          ------------------------

Net revenues............................................   $ 34,901       $ 29,529
Cost of net revenues....................................      7,117          5,146
                                                           -----------------------
  Gross profit..........................................     27,784         24,383

Operating expenses:
  Research and development..............................      4,788          4,073
  Sales and marketing...................................     16,544         13,512
  General and administrative............................      2,881          2,612
  Merger expenses.......................................      1,865             --
                                                           -----------------------
     Total operating expenses...........................     26,078         20,197
                                                           -----------------------

Income from operations..................................      1,706          4,186
Interest income, net....................................      1,049            567
                                                           -----------------------

Income before income taxes..............................      2,755          4,753
Provision for income taxes..............................     (1,166)        (1,827)
                                                           -----------------------

Net income..............................................   $  1,589       $  2,926
                                                           =======================

Net income per share....................................   $   0.12       $   0.25
                                                           =======================

Number of shares used to compute net income per share...     12,965         11,603
                                                           =======================

  The accompanying notes are an integral part of these consolidated financial statements

                          FRACTAL DESIGN CORPORATION
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                (IN THOUSANDS)

                                                                                                RETAINED
                                                   COMMON STOCK     ADDITIONAL   CUMULATIVE     EARNINGS
                                                ------------------    PAID-IN   TRANSLATION    ACCUMULATED
                                                 SHARES     AMOUNT    CAPITAL    ADJUSTMENT     (DEFICIT)      TOTAL
                                                --------------------------------------------------------------------
Balance at March 31, 1995......................   7,934      $ 8      $ 5,469    $    (36)      $ (2,148)    $ 3,293

  Accretion to redemption value of
   mandatorily redeemable convertible
   preferred stock.............................      --       --           --          --            (64)        (64)
  Issuance of common stock, net of
   issuance costs of $2,598....................   2,579        3       24,774          --             --      24,777
  Conversion of mandatorily redeemable
   convertible preferred stock.................   1,057        1        2,203          --             --       2,204
  Exercise of stock options and warrants.......     109       --          125          --             --         125
  Translation adjustment.......................      --       --           --         (14)            --         (14)
  Adjustment to retained earnings as a
    result of business combination
    (Note 1)...................................      --       --           --          --           (519)       (519)
  Net income...................................      --       --           --          --          2,926       2,926
                                                --------------------------------------------------------------------

Balance at March 31, 1996......................  11,679       12       32,571         (50)           195      32,728

  Common stock issued under employee
    plans......................................     365       --          740          --             --         740
  Income tax benefit from stock options
    exercised..................................      --       --          332          --             --         332
  Translation adjustment.......................      --       --           --        (108)            --        (108)
  Net income...................................      --       --           --          --          1,589       1,589
                                                --------------------------------------------------------------------

Balance at March 31, 1997......................  12,044      $12      $33,643    $   (158)      $  1,784     $35,281
                                                ====================================================================

  The accompanying notes are an integral part of these consolidated financial statements

                          FRACTAL DESIGN CORPORATION
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (IN THOUSANDS)

                                                                                              YEARS ENDED MARCH 31,
                                                                                            ------------------------
                                                                                               1997           1996
                                                                                            ------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income.................................................................................  $  1,589       $  2,926
Adjustment to retained earnings as a result of business combination
 (Note 1)..................................................................................        --           (519)
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
   Depreciation and amortization...........................................................       788            448
   Deferred taxes..........................................................................      (635)          (583)
   Changes in assets and liabilities:
     Accounts receivable, net..............................................................    (2,156)        (5,038)
     Inventories...........................................................................       (40)          (900)
     Other current assets..................................................................       (57)        (1,502)
     Accounts payable......................................................................    (1,459)         2,582
     Accrued liabilities...................................................................      (326)         4,192
     Income taxes payable..................................................................       461           (890)
                                                                                             -----------------------
       Net cash (used in) provided by operating activities.................................    (1,835)           716

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures.......................................................................    (2,288)          (795)
Purchases of short-term investments........................................................   (53,435)       (23,195)
Sales of short-term investments............................................................    53,026             --
                                                                                             -----------------------
       Net cash used in investing activities...............................................    (2,697)       (23,990)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common stock, net of issuance costs............................................        --         24,777
Common stock issued under employee plans including income tax benefit......................       548            125
Proceeds from issuance of note payable.....................................................        --            500
Repayments of notes payable................................................................      (417)          (523)
                                                                                             -----------------------
       Net cash provided by financing activities...........................................       131         24,879

Effect of exchange rates on cash...........................................................      (108)           (14)
                                                                                             -----------------------

Net (decrease) increase in cash and cash equivalents.......................................    (4,509)         1,591
Cash and cash equivalents at beginning of period...........................................     7,153          5,562
                                                                                             -----------------------
Cash and cash equivalents at end of period.................................................  $  2,644       $  7,153
                                                                                             =======================

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year for:
  Interest.................................................................................  $     18       $     79
  Income taxes.............................................................................  $    785       $  3,119

SUPPLEMENTAL SCHEDULE OF NONCASH TRANSACTIONS:
  Accretion of mandatorily redeemable convertible preferred stock..........................  $     --       $     64
  Conversion of mandatorily redeemable convertible preferred stock.........................  $     --       $  2,204
  Conversion of accrued compensation to equity upon exercise of
   certain options and warrants............................................................  $    524       $     --

  The accompanying notes are an integral part of these consolidated financial statements

                          FRACTAL DESIGN CORPORATION
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1- THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Fractal Design Corporation ("Fractal" or the "Company") is a leading provider of software tools for the creation, editing and manipulation of computer graphics images and digital art. The Company operates in one business segment.

  On February 11, 1997, the Company entered into an Agreement and Plan of Reorganization ("Agreement") with MetaTools, Inc. ("MetaTools"), a publicly-held company, pursuant to which the Company would become a wholly owned subsidiary of MetaTools. Under the terms of the Agreement, MetaTools will issue approximately
0.749 shares of its stock in exchange for each preferred and common share outstanding of the Company, as well as assume the stock options of the Company at the exchange rate. The merger is intended to qualify as a pooling-of-interests for accounting and financial reporting purposes (see Note 11).

  On May 24, 1996, Fractal acquired Ray Dream, Inc. ("Ray Dream"), a California corporation which designs, develops and markets graphics software application tools emphasizing three-dimensional effects for the personal computer market.
As a result of the acquisition, Ray Dream has become a wholly-owned subsidiary of Fractal. As consideration for 100% of the outstanding shares of Ray Dream capital stock, Fractal issued an aggregate of 3,165,660 shares of Fractal common stock and reserved 219,459 shares of Fractal common stock for issuance upon the exercise of outstanding options to purchase Ray Dream common stock. Fractal also assumed an outstanding warrant, held by a third party software developer, to purchase Ray Dream common stock. This warrant vested in the quarter ended December 31, 1996 upon completion of certain development milestones, and was fully exercised, on a net basis, for 178,256 shares of Fractal common stock.
The acquisition of Ray Dream was accounted for as a pooling-of-interests and accordingly, the Company's consolidated financial statements have been restated for all periods prior to the acquisition to include the financial statements of Ray Dream. Transaction fees of approximately $1.9 million were recorded in the first quarter of fiscal 1997.

  The Company reports its financial results on a March 31 fiscal year-end basis, whereas Ray Dream reported its financial results on a December 31 calendar year-end basis. For the purposes of pooling-of-interests accounting, revenues and net income of Fractal for the year ended March 31, 1996 has been combined with those of Ray Dream for the year ended December 31, 1995. Ray Dream's net loss of $519,000 for the three months ended March 31, 1996 has been reflected as an adjustment to retained earnings. The results of operations of Ray Dream for such three month period include net revenues of $2,980,000.

  Separate results of operations for the period presented is as follows:

                                          YEAR ENDED
                                           MARCH 31,
                                             1996
                                          ----------
Net revenues:
  Fractal...............................   $21,780
  Ray Dream.............................     7,749
                                          ----------
                                           $29,529
                                          ==========

Net income:
  Fractal...............................   $ 2,924
  Ray Dream.............................         2
                                          ----------
                                           $ 2,926
                                          ==========


                          FRACTAL DESIGN CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

    The following is a summary of the Company's significant accounting policies.

PRINCIPLES OF CONSOLIDATION

  The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Ray Dream, Inc., Fractal Design Europe, Fractal Design Foreign Sales Corporation and Fractal Design International. All significant intercompany accounts and transactions have been eliminated.

USE OF ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

REVENUE RECOGNITION

  The Company sells its products worldwide through distributors and mail order catalogs, to hardware and software manufacturers for bundling with other products, and directly to end users. Revenue from the sale of software products, including sales to distributors, is recognized when the software has been shipped, collection of the receivable is probable and there are no significant obligations remaining. Allowances for estimated future returns and exchanges are provided at the time of sale based on the Company's return policies and historical returns experience. The Company periodically offers customers free upgrades to new product releases for a limited period of time after the announcement of a new product. The Company's policy is to defer revenue based on its estimate of the number of users expected to upgrade, if and when a free upgrade is offered, in accordance with SOP 91-1 and FAS 48. This estimate is based on the Company's historical experience. The per unit amount of revenue that is deferred is equal to the objective price to be charged by the Company to its existing installed user base. The Company recognizes the revenue related to free upgrades when the customer has requested the upgrade and the new product is shipped. At March 31, 1997 and 1996 there were no material obligations to provide free upgrades. The Company provides a limited amount of free telephone technical support to customers. These activities are generally considered insignificant post-contract customer support obligations. Estimated costs of these activities are accrued at the time revenue is recognized.

  Revenues from significant customers which represented 10% or more of net revenues for the respective periods were as follows:

                     YEARS ENDED MARCH 31,
                    ----------------------
                       1997         1996
                    ----------------------

Customer A...          21%          16%
Customer B...          --           12%
Customer C...          14%          --

  Revenue from foreign customers (principally export sales) was approximately 44% of the Company's net revenues in fiscal 1997 and 1996, respectively. Net revenues from customers in Europe and Asia accounted for approximately 11% and 33% of net revenues, respectively, in fiscal 1997 and approximately 16% and 28% of net revenues, respectively, in fiscal 1996.

                          FRACTAL DESIGN CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

FOREIGN CURRENCY TRANSLATION

  The functional currency of each of the Company's foreign subsidiaries is its local currency. Assets and liabilities of foreign operations are translated into U.S. dollars using current exchange rates, and revenues and expenses are translated into U.S. dollars using average exchange rates. The effects of foreign currency translation adjustments are included as a component of shareholders' equity.

ADVERTISING

  The Company expenses the production costs of advertising the first time the advertising takes place. Advertising expense, consisting primarily of direct mail advertising, was $1,323,000 and $1,735,000 for the years ended March 31, 1997 and 1996, respectively.

CASH, CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

  The Company invests certain of its excess cash in commercial paper and debt instruments of the U.S. Government and various municipalities. All highly liquid debt instruments with an original maturity of three months or less are considered cash equivalents; those with original maturities greater than three months, consisting primarily of municipal obligations, are considered short-term investments.

  The Company accounts for short-term investments in accordance with the Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115"). SFAS 115 requires investment securities to be classified as either held to maturity, trading or available for sale. The Company has classified all short-term investments as available for sale. At March 31, 1997, short-term investments consisted primarily of municipal obligations with maturities of less than one year from their date of purchase. At that date, the fair value of the investments approximated cost.

INVENTORIES

  Inventories are stated at the lower of cost, using the first-in, first-out method, or market.

PROPERTY AND EQUIPMENT

  Property and equipment are stated at cost. Depreciation and amortization are computed using the straight-line method based upon the estimated useful lives of the assets which range from one to five years.

STOCK-BASED COMPENSATION

  The Company grants stock options for a fixed number of shares to employees with an exercise price equal to the fair value of the shares at the date of grant. The Company accounts for stock option grants in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees", and accordingly, recognizes no compensation expense for the stock option grants.

  Statement of Financial Accounting Standards No. 123, "Accounting for Awards of Stock-Based Compensation", ("SFAS 123"), provides alternative accounting treatment to APB Opinion No. 25 with respect to stock-based compensation and requires certain additional disclosures, including disclosures if the Company elects not to adopt the accounting measurement requirements of SFAS 123. The Company has elected not to adopt the accounting measurement requirements of SFAS 123 for stock options granted to employees; however, the Company has provided the required additional disclosures in the footnotes to the consolidated financial statements.

CONCENTRATION OF CREDIT RISK

  Financial instruments which potentially subject the Company to a concentration of credit risk consist principally of cash, cash equivalents, short-term investments and accounts receivable. The Company invests primarily in U.S.

                          FRACTAL DESIGN CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

Government and municipal obligations and holds deposits in money market accounts of high quality financial institutions. The Company's accounts receivable are derived from sales to distributors, resellers and end-users, serving a variety of industries located primarily in the United States, Europe and Asia. At March 31, 1997, two customers accounted for 37% and 22% of accounts receivable, respectively, and at March 31, 1996, two customers accounted for 27% and 10%, respectively of accounts receivable. The Company performs ongoing credit evaluations of its customers and to date has not experienced any material losses.

SOFTWARE DEVELOPMENT COSTS

  Costs related to the conceptual formation and design of internally developed software are expensed as research and development as incurred. It is the Company's policy that certain internal software development costs incurred after technological feasibility has been demonstrated and which meet recoverability tests are capitalized and amortized over the estimated economic life of the product. To date, the Company has incurred no significant internal software development costs which meet the criteria for capitalization.

INCOME TAXES

  The Company accounts for income taxes using the asset and liability method. Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using currently enacted tax rates and laws.

NET INCOME PER SHARE

  Net income per share is computed using the weighted-average number of shares of common stock and common equivalent shares, when dilutive, from mandatorily redeemable convertible preferred stock (using the if-converted method) and from stock options and warrants (using the treasury stock method). Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, common stock and equivalent shares, options and warrants issued by the Company during the twelve month period prior to the Company's initial public offering have been included in the calculation as if they were outstanding for all periods through the effective date of the initial public offering.

  For the year ended March 31, 1996, accretion to the redemption value of mandatorily redeemable convertible preferred stocks was $64,000 resulting in net income attributable to common shareholders of $2,862,000.

SHAREHOLDERS' EQUITY

  In addition to the shares of Fractal common stock issued to the former shareholders of Ray Dream (see Note 1), common stock as of March 31, 1996 reflects the sale of 2,375,000 shares of common stock issued in the Company's initial public offering completed November 9, 1995. Aggregate net proceeds to the Company were $23,540,000. In addition, common stock also reflects (i) the conversion of all the mandatorily redeemable convertible preferred stock outstanding into an aggregate of 1,057,505 shares of common stock, (ii) the exercise of warrants to purchase 52,873 shares of the Company's common stock at an exercise price of $2.00 per share and (iii) the termination of the redemption rights on the 204,082 shares of mandatorily redeemable common stock.

                          FRACTAL DESIGN CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

NOTE 2 - BALANCE SHEET COMPONENTS:

  A summary of balance sheet components follows (in thousands):


                                                MARCH 31,
                                           ------------------
                                             1997       1996
                                           ------------------

Inventories:
    Raw materials.......................   $   675     $  756
    Finished goods......................       585        464
                                           ------------------
                                           $ 1,260     $1,220
                                           ==================

Property and equipment:
    Furniture and fixtures..............   $   766     $  327
    Equipment and software..............     2,820      1,532
    Leasehold improvements..............       595         34
                                           ------------------
                                             4,181      1,893
    Less:  Accumulated depreciation and
     amortization                           (1,723)      (935)
                                           ------------------
                                           $ 2,458     $  958
                                           ==================
Accrued liabilities:
    Reserve for returns and exchanges...   $ 2,801     $2,459
    Deferred revenue....................       --         868
    Payroll and related.................     1,365      1,839
    Marketing and advertising...........       769        849
    Royalties payable...................       354        244
    Other...............................       816        696
                                           ------------------
                                           $ 6,105     $6,955
                                           ==================

NOTE 3 - BANK BORROWINGS:

  In August 1995, the Company converted the outstanding balance of $440,000 under its existing line of credit to a demand loan with a bank. Interest accrued on the loan at a rate equal to the banks reference rate plus 1.5%. The demand loan was paid in full in November 1995.

  In September 1995, the Company entered into a line of credit agreement which provided for borrowings of up to $600,000. This line of credit agreement was renewed in August 1996 and provides for borrowings of up to $500,000 and bears interest equal to the bank's reference rate (8.50% as of March 31, 1997). The line of credit agreement expires in August 1997, and is unsecured. No amounts were outstanding under this line at March 31, 1997.

  In September 1995, the Company borrowed $500,000 from a commercial bank. Borrowings bore interest at the bank's prime rate plus 0.75% per annum. These borrowings were paid in full during fiscal 1997.

NOTE 4 - RELATED PARTY TRANSACTIONS:

OTHER RELATED PARTY TRANSACTIONS

  Businesses owned by two shareholders have provided technical and administrative services to the Company. Amounts paid to these two firms totaled $229,000 and $214,000 for the years ended March 31, 1997 and 1996, respectively. Amounts due to the firms for services rendered totaled $2,000 and $24,000 at March 31, 1997 and 1996, respectively. The Company believes that the terms of the agreements for these services are no less favorable than could be obtained from third-party suppliers.

                          FRACTAL DESIGN CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

NOTE 5 - COMMITMENTS AND CONTINGENCIES:

  The Company leases its office facilities and certain office equipment under various operating leases. Total rent expense under the leases was $547,000 and $434,000 for the years ended March 31, 1997 and 1996, respectively.

  Aggregate future minimum lease payments under noncancelable operating leases with initial terms of one year or more are as follows at March 31, 1997 (in thousands):

         YEARS ENDING MARCH 31,

          1998..................    $  491
          1999..................       532
          2000..................       589
          2001..................       567
          2002..................       566
          Thereafter............       802
                                    -------
                                    $3,547
                                    =======

  In June 1995, the Company entered into a Software Development and Purchasing Agreement (the "Agreement") with a software development company (the "Contractor") pursuant to which the Contractor would develop a software product defined in the Agreement. The Company agreed to pay a total of $400,000 in advances against product purchases of which $50,000 is included in other assets as of March 31, 1997. The Company will pay for product purchases at a rate of 14% of net revenues (as defined) subject to adjustments for certain events. Such payments may be offset against advances at a rate of 50%. In addition, the Company granted a warrant with a fair market value of $348,000 to the Contractor to purchase 437,604 shares of the Company's common stock at $7.08 per share. The exercise of the warrants was subject to the Contractor meeting certain milestones in the Agreement and provided for reductions in the royalty payments to the Contractor as the warrants were exercised. Of the total value of these warrants, $185,000 and $163,000 was recognized as research and development expense in 1997 and 1996, respectively. This warrant was exercised in the quarter ended December 31, 1996, on a net basis, for 178,256 shares of the Company's common stock (see Note 1).

  In the normal course of business, the Company from time to time receives inquiries with regard to possible patent infringement. Management believes that it is unlikely that the outcome of the inquiries received thus far will have a material adverse effect on the Company's financial position or results of operations.

NOTE 6 - INCOME TAXES:

  The provision for income taxes is as follows (in thousands):

                       YEARS ENDED MARCH 31,
                      ----------------------
                         1997         1996
                      ----------------------
     Current:
         Federal...   $   1,250     $  1,867
         State.....         551          527
         Foreign...          --           16
                      ----------------------
                          1,801        2,410
                      ----------------------
     Deferred:
         Federal...        (503)        (513)
         State.....        (132)         (70)
                      ----------------------
                           (635)        (583)
                      ----------------------
                      $   1,166     $  1,827
                      ======================

                          FRACTAL DESIGN CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

  As of March 31, 1997, the Company had a federal net operating loss carryforward as well as federal tax credit carryforwards from its acquired subsidiary, Ray Dream, of approximately $67,000 and $80,000, respectively. These carryforward items can only be used to offset future taxable income of Ray Dream. The federal net operating loss and tax credit carryforwards will expire in 2012 and 2011, respectively. Management believes sufficient uncertainty exists with regard to the realization of Ray Dream's tax credit carryforwards and certain other temporary differences. Accordingly, a valuation allowance of $216,000 has been provided at March 31, 1997.

                                           YEARS ENDED MARCH 31,
                                          ----------------------
                                             1997         1996
                                          ----------------------

     Reserves and accruals.............      $2,073      $ 1,365
     Deferred revenue..................          --          366
     Tax credit carryforwards..........          80          234
     Net operating loss carryforward...          23          227
     Other.............................         121          295
                                          ----------------------
     Deferred tax assets...............       2,297        2,487
     Valuation allowance...............        (216)      (1,041)
                                          ----------------------
     Net deferred tax asset............      $2,081      $ 1,446
                                          ======================

  A reconciliation of the provision for income taxes to the amount computed by applying the statutory federal income tax rate is as follows:


                                            YEARS ENDED MARCH 31,
                                            ---------------------
                                              1997         1996
                                            ---------------------

   Statutory rate..........................    34.0%        34.0%
   State income taxes, net of federal tax
    benefit................................     6.3          6.4
   Nondeductible merger costs..............    17.2           --
   Net operating loss utilized.............    (8.2)        (0.8)
   Research and development credits
    utilized...............................    (4.0)        (1.3)
   Foreign income taxes....................     --           1.1
   Other, net..............................    (3.0)        (1.0)
                                            ---------------------
     Effective tax rate....................    42.3%        38.4%
                                            =====================

NOTE 7 - COMMON STOCK:

  In May 1996, in connection with the Company's acquisition of Ray Dream, the Company assumed the options outstanding under the Ray Dream 1992 Stock Option Plan. The 1992 Stock Option Plan assumed from Ray Dream and the 1993 Stock Option Plan, as amended (the "Plans"), authorize the Board of Directors to grant incentive stock options and nonstatutory stock options to employees, officers, directors and consultants for up to 2,223,996 shares of common stock. Under the Plans, incentive stock options are granted at a price that is not less than 100% of the fair value of the stock at the date of grant, as determined by the Board of Directors. Nonqualified stock options are to be granted at a price that is not less than 85% of the fair value of the stock at the date of grant, as determined by the Board of Directors. Options generally vest over a four year period and are exercisable for a period of ten years after the date of grant. Options granted to a shareholder who owns more than 10% of the outstanding stock of the Company at the time of grant must be at a price not less than 110% of the fair value of the stock on the date of grant, and are exercisable for a period not to exceed five years. The Company will not issue new options under the Plans.

                          FRACTAL DESIGN CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

  The Company's 1995 Stock Option Plan (the "1995 Option Plan") was adopted by the Board of Directors on August 29, 1995, approved by the Company's shareholders on September 5, 1995 and replaced the 1993 Plan. The maximum aggregate number of shares that may be optioned and sold under the 1995 Option Plan is the sum of (i) 1,180,420 shares plus (ii) such number of shares as are subject to outstanding and unexercised stock options under the Company's 1993 Option Plan, as of the date of adoption of the 1995 Option Plan by the shareholders, and which options are canceled or otherwise terminated without exercise; provided that the total number of shares available under the 1995 Option Plan shall in no event exceed 2,291,344. The 1995 Option Plan provides for (i) the granting to employees (including officers and employee directors) of "incentive stock options" within the meaning of Section 422 of the Code and (ii) the granting to employees and consultants of nonstatutory stock options. The exercise price of all incentive stock options granted under the 1995 Option Plan must be at least equal to the fair market value of the common stock of the Company on the date of grant. The exercise price of any incentive stock option granted to an optionee who owns stock representing more than 10% of the voting power of all classes of stock of the Company must equal at least 110% of the fair market value of the common stock on the date of grant. The exercise price of nonstatutory stock options generally must equal at least 85% of the fair market value of the common stock on the date of grant.

  A summary of the Company's stock option plan activity is as follows:

                                                         OPTIONS OUTSTANDING
                                                        ---------------------
                                                                     WEIGHTED
                                            OPTIONS                  AVERAGE
                                           AVAILABLE    NUMBER OF    EXERCISE
                                           FOR GRANT      SHARES      PRICE
                                        -------------------------------------

Options outstanding at March 31, 1995...   1,310,223      898,556      $ 0.69

Additional shares reserved..............     362,177           --          --
Granted - exercise price equal to fair
 value..................................    (576,649)     576,649        4.95
Granted - exercise price greater than
 fair value.............................     (38,695)      38,695        3.20
Granted - exercise price less than fair
 value..................................    (100,710)     100,710        1.26
Exercised...............................          --      (55,560)       0.46
Canceled................................      45,556      (45,556)       0.31
                                        -------------------------------------

Options outstanding at March 31, 1996...   1,001,902    1,513,494        2.43

Additional shares reserved..............          --           --          --
Reduction in shares reserved............     (63,053)          --          --
Granted - exercise price equal to fair
 value..................................    (605,660)     605,660       13.92
Granted - exercise price greater than
 fair value.............................     (60,000)      60,000       14.30
Exercised...............................          --     (176,714)       0.71
Canceled................................     233,482     (233,482)      10.05
                                        -------------------------------------

Options outstanding at March 31, 1997...     506,671    1,768,958      $ 5.93
                                        =====================================

  During fiscal 1997, certain Ray Dream options were canceled and cannot be regranted as the Ray Dream Stock Option Plan was terminated upon the merger of Fractal and Ray Dream (see Note 1).

  In May 1995, each non-employee director received an option to purchase 10,000 shares of common stock at an exercise price of $2.00 per share ($2.20 per share in the case of one director). Each such option has a term of ten years, and vests over four years from the date of grant.

  During fiscal 1996, the Company granted to employees stock options for the purchase of shares of common stock at exercise prices less than the fair market value of the Company's common stock on the grant date. Management

                          FRACTAL DESIGN CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

will recognize approximately $759,000 of compensation expense over the four-year vesting periods relating to these options. Such compensation expense was $190,000 and $159,000 during fiscal 1997 and 1996, respectively.

  On August 29, 1995, the Company's Board of Directors adopted the 1995 Director Stock Option Plan. The plan was approved by the Company's shareholders on September 5, 1995. A total of 175,000 shares of common stock were reserved for issuance under the 1995 Director Stock Option Plan, which provides that each person who becomes a non-employee director of the Company after the date of the Company's initial public offering will be granted a nonstatutory stock option to purchase 20,000 shares of common stock (the "First Option") on the date on which the optionee first becomes a non-employee director of the Company. Thereafter, on the date of each annual meeting of the Company's shareholders at which each non-employee director is elected, each such non-employee director shall be granted an additional option to purchase 5,000 shares of common stock (a "Subsequent Option") if, on such date, he or she shall have served on the Company's Board of Directors for at least six months. The options generally become exercisable in installments of 25% of the total number of shares subject to the First Option on each of the first, second, third and fourth anniversaries of the date of grant of the First Option, and each Subsequent Option becomes exercisable as to 50% on the first and second anniversaries of the date of grant of that Subsequent Option. The exercise price of all stock options granted under the Directors' Plan is equal to the fair market value of a share of the Company's common stock on the date of grant of the option. Options granted under the Directors' Plan have a term of ten years. As of March 31, 1997, 60,000 options were granted and outstanding under the Plan at a weighted average exercise price of $14.17. No options had been exercised or canceled.

  The following summarizes the weighted average fair value of options granted during the years ended March 31, 1997 and 1996:

                                                  YEARS ENDED MARCH 31,
                                                  ---------------------
                                                    1997         1996
                                                  ---------------------

     Exercise price equal to fair value......       $8.28     $ 3.09
     Exercise price greater than fair value..        7.49       1.76
     Exercise price less than fair value.....          --       3.86

  The following summarizes information about stock options outstanding at March 31, 1997:

                                                   OUTSTANDING                     EXERCISABLE
                                        ----------------------------------    ---------------------
                                                                  WEIGHTED                 WEIGHTED
                                                                  AVERAGE                  AVERAGE
                                                       AVERAGE    EXERCISE                 EXERCISE
EXERCISE PRICE RANGE                       SHARES      LIFE (a)   PRICE          SHARES    PRICE
--------------------------------------------------------------------------    ---------------------
$0.21-$0.35                                   84,541      3.85      $ 0.35        41,854     $ 0.35
$0.75-$0.75                                  463,375      7.02        0.75       283,158       0.75
$0.83-$2.00                                  379,930      7.68        1.51       179,261       1.35
$2.20-$12.88                                 431,342      8.44        8.50       100,048       7.05
$13.00-$16.00                                469,770      8.67       14.34         1,520      13.51
                                        ----------------------------------    ---------------------
Total                                      1,828,958      7.77      $ 6.21       605,841     $ 1.97
                                        ==================================    =====================

  (a) Average contractual life remaining in years.

  The Company has adopted the disclosure-only option under SFAS 123 as of March 31, 1997. Pro forma information regarding net income and earnings per share is required by SFAS 123, and has been determined as if the Company has accounted for the Plans under the fair value method of the Statement. The fair value of options issued under the Plans was estimated at the date of grant using a Black-Scholes option pricing model with the following

                          FRACTAL DESIGN CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

weighted average assumptions for both fiscal 1996 and 1997: risk-free interest rate of 6.0%, no dividend yield, volatility factor of the expected market price of the Company's common stock of 70%, and a weighted-average expected life of the options of 4.4 years. For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma net income and net income per common share would approximate the following:

                                   AS REPORTED    PRO FORMA
                                ----------------------------
Year Ended March 31, 1997:
  Net income....................    $1,589,000    $  718,000
  Net income per common share...          0.12          0.06

Year Ended March 31, 1996:
  Net income....................    $2,926,000    $2,791,000
  Net income per common share...          0.25          0.24

  The effects of applying SFAS 123 in this proforma disclosure are not indicative of future amounts. SFAS 123 does not apply to awards prior to fiscal 1996, and additional awards in future years are anticipated.

NOTE 9 - MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK, MANDATORILY REDEEMABLE COMMON STOCK AND WARRANTS:

MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK

  In September and November 1994, the Company issued 1,057,505 shares of Series A mandatorily redeemable convertible preferred stock (the "Series A Stock") for $2.00 per share. Proceeds to the Company totaled $2,072,000, net of issuance costs. The Series A Stock was redeemable at the option of the holders of at least two thirds of the outstanding Series A Stock in three annual installments at a price equal to the sum of $2.00 per share plus $0.12 per annum from the date of issuance subject to adjustment for antidilution.

  The excess of the redemption price over the original issuance price of the Series A Stock was charged to retained earnings as an accretion to redemption value with a corresponding increase in the value of the Series A Stock. The cumulative accretion for the Series A Stock was $68,000 at March 31, 1995 and $132,000 at November 9, 1995. Upon the closing of the Company's initial public offering on November 9, 1995, the Series A Stock was converted into common stock and the aggregate balance of the Series A Stock of $2,204,000 at that date was credited to additional paid-in capital.

  In connection with the issuance of Series A Stock, the Company issued warrants to purchase 52,873 shares of common stock at an exercise price of $2.00 per share. The warrants were exercisable for a period of five years after date of issuance. The warrants expired upon the consummation of the Companys initial public offering. A total of 52,873 shares of common stock were issued upon conversion of the warrants.

MANDATORILY REDEEMABLE COMMON STOCK

  On July 21, 1995, the Company and certain shareholders entered into an agreement (the "Agreement") to sell 204,082 and 122,449 shares, respectively, of common stock to Adobe Ventures, L.P. ("Adobe"), a subsidiary of Adobe Systems, Inc., for $6.125 per share. Aggregate net proceeds to the Company were $1,237,000. Upon the closing of the Company's initial public offering, the mandatory redemption rights of this stock were automatically terminated.

                          FRACTAL DESIGN CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

NOTE 10 - 401(K) PLAN AMENDMENT:

  Effective March 1, 1995, the Company implemented an employee savings and retirement plan (the "401(k) Plan") covering substantially all of the Company's employees. Pursuant to the 401(k) Plan, eligible employees may elect to reduce their current compensation by up to the statutorily prescribed limit and have the amount of such reduction contributed to the 401(k) Plan. The Company may make contributions to the 401(k) Plan on behalf of eligible employees. Employees become 25% vested in the Company contributions after two years of service, and increase their vested percentages by an additional 25 percent for each year of service thereafter.

  On August 29, 1995, the Board of Directors approved an amendment to the Company's 401(k) Plan which provides for matching contributions to be made by the Company in the form of Company common stock. A total of 100,000 shares of the Company's common stock has been reserved for matching contributions under the 401(k) Plan. The Company contributed 9,865 shares of the Company's common stock with an aggregate fair market value of approximately $88,000 during fiscal 1997.


NOTE 11 - SUBSEQUENT EVENT:

  In May 1997, the shareholders of Fractal and MetaTools, Inc. ("MetaTools"), a publicly held company, approved MetaTools' acquisition of Fractal. Effective immediately upon approval by the two companies, the combined company was renamed MetaCreations Corporation ("MetaCreations"). As a result of the acquisition, MetaCreations issued approximately 9,055,000 shares of MetaCreations common stock for all of the outstanding shares of common stock of Fractal and has reserved 0.749 shares of MetaCreations common stock for issuance upon exercise of each outstanding option to purchase Fractal common stock. Pursuant to this merger, which will be accounted for as a pooling-of-interests, Fractal became a wholly owned subsidiary of MetaCreations.

(b) Financial Statements of MetaCreations Corporation


                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



Board of Directors and Stockholders
MetaCreations Corporation

  We previously audited and reported on the consolidated balance sheets of MetaCreations Corporation as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1996 prior to their restatement for the 1997 pooling of interests with Fractal Design Corporation ("Fractal"). The contribution of Fractal to the combined revenues and net income represented approximately 56% and 21%; 64% and 121%; and 65% and 388% of the respective restated totals for the years ended December 31, 1996, 1995, and 1994. The total assets of Fractal represented 42% and 44% of the respective restated totals as of December 31, 1996 and 1995. Separate financial statements of Fractal included in the related restated consolidated balance sheets, statements of operations, shareholders' equity, and cash flows were audited and reported on separately by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Fractal, is based solely on the report of the other auditors. We also audited the combination of the accompanying consolidated balance sheets as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1996, after restatement for the 1997 pooling of interests; in our opinion, such consolidated statements have been properly combined on the basis described in Note 1 of the notes to consolidated financial statements.

  We conducted our audits in accordance with generally accepted auditing standards. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, based on our audits and the report of the other auditor, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MetaCreations Corporation as of December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.



COOPERS & LYBRAND L.L.P.

Sherman Oaks, California
February 3, 1997, except for Note 1 as to which the date is May 29, 1997

                       REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors and Shareholders of Fractal Design Corporation

In our opinion, the consolidated balance sheets and the related consolidated statements of operations, of shareholders' equity and of cash flows of Fractal Design Corporation and its subsidiaries (not presented separately herein) present fairly, in all material respects, their financial position at March 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.



PRICE WATERHOUSE LLP

San Jose, California
April 30, 1997, except as to Note 11 of the Fractal Design Corporation financial statements, which is as of May 29, 1997

                           METACREATIONS CORPORATION
                          CONSOLIDATED BALANCE SHEETS
                     (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                 DECEMBER 31,
                                             --------------------
                                               1996        1995
                                             --------------------
ASSETS
Current assets:
  Cash and cash equivalents...............   $ 21,605     $54,038
  Short-term investments..................     44,688      23,683
  Accounts receivable, net of allowance
   for returns and doubtful accounts of
   $4,554 and $3,805 in 1996
   and 1995, respectively.................     16,619       7,538
  Inventories.............................      1,512       2,132
  Deferred income taxes...................      2,827       1,550
  Prepaid expenses........................      3,826       3,045
                                             --------------------
     Total current assets.................     91,077      91,986

Property and equipment, net...............      5,581       2,535
Other assets..............................      1,277         496
                                             --------------------
     Total assets.........................   $ 97,935     $95,017
                                             ====================

LIABILITIES AND STOCKHOLDERS EQUITY
Current liabilities:
  Bank borrowings.........................   $     --     $   167
  Accounts payable........................      4,490       5,475
  Accrued expenses........................      6,427       5,222
  Royalties payable.......................        756         832
  Income taxes payable....................        150         155
                                             --------------------
     Total current liabilities............     11,823      11,851

Long-term debt............................         --         250

Commitments and contingencies

Stockholders equity:
  Preferred stock, $.001 par value;
   5,000,000 shares authorized--none
   issued and outstanding at
   December 31, 1996 and 1995.............         --          --
  Common stock, $.001 par value;
   75,000,000 shares authorized--
   22,274,398 and 20,345,596 shares
   issued and outstanding at December 31,
   1996 and 1995, respectively............         22          21
  Paid-in capital.........................    100,956      87,003
  Cumulative translation loss.............       (158)        (50)
  Notes receivable from stockholders......     (3,000)         --
  Accumulated deficit.....................    (11,708)     (4,058)
                                             --------------------
     Total stockholders equity............     86,112      82,916
                                             --------------------
     Total liabilities and stockholders
      equity..............................   $ 97,935     $95,017
                                             ====================

The accompanying notes are an integral part of these consolidated financial statements.

                           METACREATIONS CORPORATION
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                               YEARS ENDED DECEMBER 31,
                                            -------------------------------
                                             1996        1995        1994
                                            -------------------------------

Net revenues............................    $62,936     $46,260     $28,308
Cost of revenues........................     11,677      10,081       6,627
                                            -------------------------------
  Gross profit..........................     51,259      36,179      21,681

Operating expenses:
  Sales and marketing...................     28,936      22,331      14,378
  General and administrative............      5,883       4,590       3,735
  Research and development..............      8,224       5,639       3,559
  Write-off of acquired in-process
   technology and other acquisition
   costs................................     17,047          --          --
                                            -------------------------------
         Total operating expenses..........  60,090      32,560      21,672
                                            -------------------------------

Income (loss) from operations...........     (8,831)      3,619           9
Interest and investment income, net.....      3,397         634          11
                                            -------------------------------

Income (loss) before provision for
 income taxes...........................     (5,434)      4,253          20
Provision for income taxes..............      2,216       1,827         473
                                            -------------------------------

Net income (loss).......................    $(7,650)    $ 2,426     $  (453)
                                            ===============================

Net income (loss).......................    $(7,650)    $ 2,426     $  (453)
Amortization of costs related to the
 issuance of mandatory redeemable
 Series B convertible preferred stock...         --         (89)        (99)
Preferred stock dividend requirement....         --          --        (140)
                                            -------------------------------

Net income (loss) applicable to common
 stockholders...........................    $(7,650)    $ 2,337     $  (692)
                                            ===============================

Net income (loss) per common share......    $ (0.37)    $  0.15     $ (0.06)
                                            ===============================

Weighted average number of shares
 outstanding............................     20,590      15,267      11,584
                                            ===============================

The accompanying notes are an integral part of these consolidated financial statements.

                           METACREATIONS CORPORATION
           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
             FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                                (IN THOUSANDS)

                                          SERIES A                                                          NOTES
                                       PREFERRED STOCK      COMMON STOCK                  CUMULATIVE     RECEIVABLE
                                    ---------------------------------------   PAID-IN    TRANSLATION        FROM
                                      SHARES    AMOUNT    SHARES    AMOUNT    CAPITAL     ADJUSTMENT    STOCKHOLDERS
                                    ---------------------------------------------------------------------------------

Balances at December 31, 1993......      841     $ 841     9,134       $ 9    $ 5,528           $(18)          $ (10)

Issuance of common stock to
 employees in exchange for
 services..........................       --        --        29        --          2             --              --
Issuance of common stock
 upon the exercise of stock
 options...........................       --        --         9        --          7             --              --
Repurchase of common stock.........       --        --      (100)       --         (3)            --              --
Amortization of costs
 related to the issuance of
 mandatory redeemable Series
 B preferred stock.................       --        --        --        --         --             --              --
Preferred stock dividend
 requirement.......................       --        --        --        --         --             --              --
Accretion to redemption
 value of mandatorily
 redeemable convertible
 preferred stock...................       --        --        --        --         --             --              --
Translation adjustment.............       --        --        --        --         --            (18)             --
Notes receivable from
 stockholders......................       --        --        --        --         --             --            (435)
Net loss...........................       --        --        --        --         --             --              --
                                    ---------------------------------------------------------------------------------

Balances at December 31, 1994......      841       841     9,072         9      5,534            (36)           (445)

Issuance of common stock
 upon the exercise of stock
 options and warrants..............       --        --       707         1        191             --              --
Repurchase of common stock.........       --        --        (6)       --         --             --              --
Amortization of costs
 related to the issuance of
 mandatory redeemable Series
 B preferred stock.................       --        --        --        --         --             --              --
Reversal of preferred stock
 dividend requirement in
 connection with conversion
 of Series B preferred stock.......       --        --        --        --       (140)            --              --
Accretion to redemption
 value of mandatorily
 redeemable convertible
 preferred stock...................       --        --        --        --         --             --              --
Conversion of Series A
 preferred stock...................     (841)     (841)    1,682         2        839             --              --
Conversion of Series B
 preferred stock...................       --        --     3,390         3      8,445             --              --
Conversion of mandatorily
 redeemable convertible
 preferred stock...................       --        --       792         1      2,203             --              --
Issuance of common stock,
 net of offering costs
 totaling $3,935...................       --        --     4,709         5     69,931             --              --
Translation adjustment.............       --        --        --        --         --            (14)             --
Repayment of notes receivable
 from stockholders.................       --        --        --        --         --             --             445
Adjustment to retained
 earnings as a result of
 business combination
 (Note 3)..........................       --        --        --        --         --             --              --
Net income.........................       --        --        --        --         --             --              --
                                    ---------------------------------------------------------------------------------

Balances at December 31, 1995......       --        --    20,346        21     87,003            (50)             --
                                                          TOTAL
                                                      STOCKHOLDERS'
                                      ACCUMULATED       EQUITY
                                       (DEFICIT)       (DEFICIT)
                                    ------------------------------

Balances at December 31, 1993......       $(5,192)        $ 1,158

Issuance of common stock to
 employees in exchange for
 services..........................            --               2
Issuance of common stock
 upon the exercise of stock
 options...........................            --               7
Repurchase of common stock.........            --              (3)
Amortization of costs
 related to the issuance of
 mandatory redeemable Series
 B preferred stock.................           (99)            (99)
Preferred stock dividend
 requirement.......................          (140)           (140)
Accretion to redemption
 value of mandatorily
 redeemable convertible
 preferred stock...................           (68)            (68)
Translation adjustment.............            --             (18)
Notes receivable from
 stockholders......................            --            (435)
Net loss...........................          (453)           (453)
                                    ------------------------------

Balances at December 31, 1994......        (5,952)            (49)

Issuance of common stock
 upon the exercise of stock
 options and warrants..............            --             192
Repurchase of common stock.........            --              --
Amortization of costs
 related to the issuance of
 mandatory redeemable Series
 B preferred stock.................           (89)            (89)
Reversal of preferred stock
 dividend requirement in
 connection with conversion
 of Series B preferred stock.......           140              --
Accretion to redemption
 value of mandatorily
 redeemable convertible
 preferred stock...................           (64)            (64)
Conversion of Series A
 preferred stock...................            --              --
Conversion of Series B
 preferred stock...................            --           8,448
Conversion of mandatorily
 redeemable convertible
 preferred stock...................            --           2,204
Issuance of common stock,
 net of offering costs
 totaling $3,935...................            --          69,936
Translation adjustment.............            --             (14)
Repayment of notes receivable
 from stockholders.................            --             445
Adjustment to retained
 earnings as a result of
 business combination
 (Note 3)..........................          (519)           (519)
Net income.........................         2,426           2,426
                                    ------------------------------

Balances at December 31, 1995......        (4,058)         82,916

(Table continued on next page)

                           METACREATIONS CORPORATION
           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
             FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                                (IN THOUSANDS)


                                   SERIES A                                                            NOTES
                                PREFERRED STOCK    COMMON STOCK                      CUMULATIVE      RECEIVABLE
                             ------------------------------------      PAID-IN      TRANSLATION         FROM
                                SHARES   AMOUNT   SHARES   AMOUNT      CAPITAL       ADJUSTMENT     STOCKHOLDERS
                             -------------------------------------------------------------------------------------
Balances at December 31,
 1995........................       --       --   20,346       21       87,003              (50)              --

Issuance of common stock
 upon the exercise of stock
 options and warrants........       --       --      561       --        1,288               --               --
Issuance of common stock in
 connection with the
 employee stock purchase
 plan and 401k plan..........       --       --       15       --          214               --               --
Issuance of common stock.....       --       --       20       --          138               --               --
Issuance of common stock in
 connection with the
 acquisition of Real Time
 Geometry Corp...............       --       --    1,332        1       11,241               --               --
Tax benefit related to stock
 options.....................       --       --       --       --        1,072               --               --
Translation adjustment.......       --       --       --       --           --             (108)              --
Notes receivable from
 stockholders................       --       --       --       --           --               --           (3,000)
Net loss.....................       --       --       --       --           --               --               --
                             -------------------------------------------------------------------------------------
Balances at December 31,
 1996........................       --    $  --   22,274    $  22      $100,956          $ (158)         $(3,000)
                             =====================================================================================

                                                   TOTAL
                                               STOCKHOLDERS'
                                ACCUMULATED       EQUITY
                                 (DEFICIT)       (DEFICIT)
                             -------------------------------
Balances at December 31,
 1995........................       (4,058)         82,916

Issuance of common stock
 upon the exercise of stock
 options and warrants........           --           1,288
Issuance of common stock in
 connection with the
 employee stock purchase
 plan and 401k plan..........           --             214
Issuance of common stock.....           --             138
Issuance of common stock in
 connection with the
 acquisition of Real Time
 Geometry Corp...............           --          11,242
Tax benefit related to stock
 options.....................           --           1,072
Translation adjustment.......           --            (108)
Notes receivable from
 stockholders................           --          (3,000)
Net loss.....................       (7,650)         (7,650)
                             -------------------------------
Balances at December 31,
 1996........................   $  (11,708)      $  86,112
                             ===============================

The accompanying notes are an integral part of these consolidated financial statements.

                           METACREATIONS CORPORATION
                     CONSOLIDATED STATEMENT OF CASH FLOWS
                                (IN THOUSANDS)

                                                                                               YEARS ENDED DECEMBER 31,
                                                                                      -----------------------------------------
                                                                                           1996             1995           1994
                                                                                      -----------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)..............................................................       $  (7,650)        $  2,426       $   (453)
Adjustment to retained earnings as a result of business combination (Note 3)...              --             (519)            --
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
  Write-off of acquired in-process technology..................................          13,623               --             --
  Deferred income taxes........................................................          (1,381)            (583)          (863)
  Depreciation and amortization................................................           1,574              753            293
  Provision for losses on receivables and returns..............................           6,467            5,814          3,257
  Provision for losses on inventory............................................             724              796            190
  Issuance of common stock to employees in exchange for services...............              --               --              2
  Changes in operating assets and liabilities:
    Accounts receivable........................................................         (15,548)          (9,436)        (5,737)
    Inventories................................................................            (104)          (2,005)          (833)
    Prepaid expenses and other assets..........................................             (88)          (2,144)          (141)
    Accounts payable and accrued expenses......................................            (922)           6,151          1,906
    Royalties payable..........................................................             (76)             261            380
    Income taxes payable.......................................................             327             (890)         1,045
                                                                                      -----------------------------------------
      Net cash (used in) provided by operating activities......................          (3,054)             624           (954)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment............................................          (3,960)          (1,951)        (1,115)
Purchases of software technology and product rights............................            (125)            (395)            --
Purchases of short-term investments............................................        (104,373)         (23,195)          (488)
Proceeds from maturities of short-term investments.............................          83,368               --             --
Payment in connection with acquisition.........................................            (139)              --             --
Purchase of certificate of depositrestricted use...............................              --               --           (240)
Sale of certificate of depositrestricted use...................................              --              240             --
                                                                                      -----------------------------------------
      Net cash used in investing activities....................................         (25,229)         (25,301)        (1,843)

CASH FLOWS FROM FINANCING ACTIVITIES
Increase in notes receivable from stockholders.................................          (3,000)              --           (435)
Repayment of notes receivable from stockholders................................              --              445             --
Proceeds from bank note payable................................................              --              415            340
Repayment of bank note payable.................................................              --             (815)            --
Repayment of notes payable to stockholders.....................................          (1,477)              --         (1,509)
Proceeds from issuance of notes payable........................................              --              500             --
Repayment of notes payable.....................................................            (417)            (523)            --
Proceeds from exercise of warrants and stock options...........................             852              192              7
Net proceeds from issuance of preferred stock..................................              --               --          9,867
Net proceeds from issuance of common stock.....................................              --           69,936             --
Payment for repurchase of common stock.........................................              --               --             (3)
                                                                                      -----------------------------------------
      Net cash (used in) provided by financing activities......................          (4,042)          70,150          8,267

Effect of exchange rates on cash...............................................            (108)             (14)           (18)
                                                                                      -----------------------------------------

Net (decrease) increase in cash and cash equivalents...........................         (32,433)          45,459          5,452
Cash and cash equivalents at beginning of period...............................          54,038            8,579          3,127
                                                                                      -----------------------------------------
Cash and cash equivalents at end of period.....................................       $  21,605         $ 54,038       $  8,579
                                                                                      =========================================

(Table continued on next page)

                           METACREATIONS CORPORATION
                CONSOLIDATED STATEMENT OF CASH FLOWS (CONTINUED)
                                (IN THOUSANDS)

                                                                                   YEARS ENDED DECEMBER 31,
                                                                                  ---------------------------
                                                                                     1996     1995     1994
                                                                                  ---------------------------

SUPPLEMENTAL DISCLOSURE OF CASH FLOW ACTIVITIES
Cash paid during the year for interest.........................................    $    18   $  175   $ 219
Cash paid during the year for income taxes.....................................      2,162    3,119     293

SUPPLEMENTAL DISCLOSURES OF NON-CASH ACTIVITIES
Issuance of common stock and stock options in connection with acquisition
 of Real Time Geometry Corp....................................................    $11,849   $   --   $  --
Net liabilities acquired in connection with acquisitions of
 Dive Laboratories, Inc. and Real Time Geometry Corp.:
   Property and equipment......................................................        498       --      --
   Prepaid expenses and other assets...........................................         33       --      --
   Accounts payable and accrued expenses.......................................        689       --      --
   Notes payable to stockholder................................................      1,477       --      --
Tax benefit related to stock options...........................................      1,072       --      --
Covenant not-to-compete with an officer of the Company.........................        600       --      --
Conversion of accrued compensation to equity upon exercise of certain options
  and warrants.................................................................        524       --      --
Issuance of common stock in exchange for software technology and product
 rights........................................................................        138       --      --
Issuance of common stock in connection with employee stock purchase plan.......        126       --      --
Conversion of Series B redeemable convertible preferred stock to common stock..         --    8,448      --
Conversion of Series A convertible preferred stock to common stock.............         --      841      --
Conversion of mandatorily redeemable convertible preferred stock to common
 stock.........................................................................         --    2,204      --
Reversal of preferred stock dividend requirement in connection with
 conversion of Series B redeemable convertible preferred stock.................         --      140      --
Accretion of mandatorily redeemable convertible preferred stock................         --       64      68
Issuance of Series B redeemable convertible preferred stock in exchange for
 reduction of notes payable to stockholders....................................         --       --     325
Issuance of Series B redeemable convertible preferred stock in exchange for
 services relating to equity funding received..................................         --       --     250

The accompanying notes are an integral part of these consolidated financial statements.

                           METACREATIONS CORPORATION
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. BUSINESS AND ORGANIZATION

  In May 1997, the stockholders of MetaTools, Inc. ("MetaTools") approved the Amendment to Restated Articles of Incorporation, changing the name of the Company to MetaCreations Corporation ("MetaCreations"). Accordingly, the term "Company," as used herein, refers to either MetaTools or MetaCreations, depending on the context of the discussion.

  The consolidated financial statements include the accounts of MetaCreations Corporation ("MetaCreations" or the "Company") and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

  MetaCreations is a leading developer of visual computing and graphics software and technologies for professionals and consumers for Windows, Macintosh and other digital editing operating systems. MetaCreations designs, develops, publishes, markets and supports visual computing software tools and technologies for the creation, editing, and manipulation of computer graphic images, digital art, and Internet/online content.

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company monitors the activities of its distributors in an effort to minimize excessive returns and establishes its reserves based on its estimates of expected returns. While historically the Company's returns have been within management's expectations, the establishing of reserves requires judgments regarding such factors as future competitive conditions and product life cycles, which can be difficult to predict. Actual results could differ from those estimates.

  The computer graphic imaging and visual computing markets, and the personal computer industry in general, are characterized by rapidly changing technology, resulting in short product life cycles and price declines. The Company must continuously update its existing products to keep them current with changing technology and must develop new products to take advantage of new technologies that could render the Company's existing products obsolete. The Company's future prospects are highly dependent on its ability to keep pace with its competitors' innovations, to adapt to new operating systems, hardware platforms and emerging industry standards, and to provide additional functionality to the Company's existing products. The inability of the Company to develop and introduce such products in a timely manner would have a material adverse effect on the Company's future business, operating results, financial condition, and cash flows.

  In May 1997, the stockholders of MetaCreations and Fractal Design Corporation ("Fractal") approved the merger of the two companies. As a result of the merger, the Company issued approximately 9,055,000 shares of MetaCreations common stock for all of the outstanding shares of Fractal and assumed approximately 1,653,000 options to purchase Fractal common stock. The merger was accounted for as a pooling of interests and, accordingly, the consolidated financial statements were restated to include the accounts of Fractal for all periods presented.

  The Company reports its financial results on a December 31 fiscal year-end basis, whereas Fractal reported its financial results on a March 31 fiscal year-end basis. For the purposes of pooling-of-interests accounting, the balance sheets of the Company as of December 31, 1996 and 1995 have been combined with that of Fractal as of March 31, 1997 and 1996. The statements of operations of the Company for each of the three years in the period ended December 31, 1996 have been combined with that of Fractal for each of the three years in the period ended March 31, 1997.

                           METACREATIONS CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                (IN THOUSANDS)

  Separate results of operations for the periods presented are as follows (in thousands):


                               YEARS ENDED DECEMBER 31,
                      -----------------------------------------
                         1996           1995           1994
                      -----------------------------------------
Net revenues:
  MetaCreations...      $28,035        $16,731        $ 9,832
  Fractal.........       34,901         29,529         18,476
                      -----------------------------------------
                        $62,936        $46,260        $28,308
                      =========================================

Net income (loss):
  MetaCreations...      $(9,239)       $  (500)       $(2,212)
  Fractal.........        1,589          2,926          1,759
                      -----------------------------------------
                        $(7,650)       $ 2,426        $  (453)
                      =========================================

On April 15, 1997, the Company completed the acquisition of Specular International Ltd. ("Specular"), a privately held software development company based in Amherst, Massachusetts, which develops and markets 3-D animation and graphic design tools for professionals and prosumers. Under the terms of the Purchase Agreement, the stockholders of Specular received approximately 547,000 shares of the Company's common stock, valued at approximately $4.1 million, and $1 million in cash in exchange for all of the outstanding shares of Specular. The Company also issued 450,000 non-qualified stock options to purchase shares of the Company's common stock to Specular employees at an exercise price of $7 per share, the fair market value of the Company's common stock on April 16, 1997. The Company has relocated approximately 13 of Specular's existing engineering and product management personnel to its Real Time Geometry ("RTG") facilities in Princeton, New Jersey, closed Specular's Amherst headquarters, and laid-off and provided severance to approximately 22 of Specular's existing operations, accounting, and sales personnel. In addition, the Company assumed the net liabilities of Specular, which totaled $1.6 million at April 15, 1997. The Company charged approximately $6.4 million against earnings during the three months ended June 30, 1997 related to the write-off of acquired in-process technology, the closing of the Amherst facility, and other costs related to the acquisition.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

REVENUE RECOGNITION

  The Company recognizes revenue in accordance with Statement of Position 91-1 ("SOP 91-1"), "Software Revenue Recognition," issued by the American Institute of Certified Public Accountants. Product revenues are recognized upon shipment to the customer, satisfaction of significant Company obligations, if any, and reasonable assurance regarding the collectability of the corresponding receivable. At the time of shipment, the Company accrues for the estimated cost of post contract support in accordance with SOP 91-1. The Company provides an allowance for estimated returns at the time of product shipment and adjusts this allowance as needed based on actual returns history. At December 31, 1996 and 1995, the Company had an allowance for potential returns of approximately $3,618,000 and $3,060,000, respectively.

  The Company has entered into agreements whereby it licenses products to original equipment manufacturers (OEM's) and foreign publishers which provide such customers the right to produce and distribute multiple copies of its software. Nonrefundable fixed fees are recognized as revenue at delivery of the product master to the customer, satisfaction of significant Company obligations, if any, and reasonable assurance regarding the collectability of the corresponding receivable. Per copy royalties in excess of fixed amounts are recognized as revenue when such amounts exceed fixed minimum royalties.

                           METACREATIONS CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

INVENTORIES

  Inventories consist of finished products and software components, primarily instruction manuals, diskettes, CD ROMs and packaging ready for assembly. The Company periodically evaluates the carrying value of its inventories, including a review for potentially excess or obsolete products, and adjusts these as necessary. At December 31, 1996 and 1995, the Company had reserves of approximately $631,000 and $871,000, respectively, for potentially excess or obsolete inventory items. Inventories are stated at the lower of cost or market, with cost determined using the first-in, first-out method.

PROPERTY AND EQUIPMENT

  Property and equipment are stated at cost. Assets are depreciated on the straight-line method over their estimated useful lives, which range from 3 to 7 years. Leasehold improvements are amortized over the shorter of the life of the lease or the life of the asset. Upon sale, any gain or loss is included in the consolidated statement of operations. Maintenance and minor replacements are expensed as incurred.

RESEARCH AND DEVELOPMENT

  Research and development costs are expensed as incurred.

SOFTWARE DEVELOPMENT COSTS

  The Company accounts for its software development costs in accordance with Statement of Financial Accounting Standard ("SFAS") No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed." This statement provides for capitalization of certain software development costs once technological feasibility is established. The costs so capitalized are then amortized on a straight-line basis over the estimated product life (generally eighteen months to three years), or on the ratio of current revenue to total projected product revenues, whichever is greater. To date, the establishment of technological feasibility of the Company's products and general release have substantially coincided. As a result, the Company has not capitalized any internal software development costs since costs qualifying for such capitalization have not been significant.

ADVERTISING

  The Company reports the costs of all advertising as expenses in the periods in which those costs are incurred. The Company shares portions of certain distributors' advertising expenses through co-op advertising arrangements.

  Advertising expense was approximately $4,707,000, $4,188,000, and $2,130,000 for the years ended December 31, 1996, 1995, and 1994, respectively.

CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

  The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

  The Company considers its investment portfolio available for sale as defined in SFAS No. 115. The amortized cost of securities, which approximate market value at December 31, 1996, are adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization, realized gains and losses, interest and dividends, and declines in value judged to be other than temporary are included in investment income. The cost of securities sold is based on the specific identification method.

  The Company invests its cash in accordance with a policy that seeks to maximize returns while ensuring both liquidity and minimal risk of principal loss. The policy limits investments to certain types of instruments issued by institutions with investment grade credit ratings, and places restrictions on maturities and concentration by type

                           METACREATIONS CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

and issuer. The majority of the Company's portfolio is composed of fixed income investments which are subject to the risk of market interest rate fluctuations, and all of the Company's investments are subject to risks associated with the ability of the issuers to perform their obligations under the instruments.

ROYALTY EXPENSE

  The Company licenses certain third-party software and code for inclusion in its products. Royalties are payable to developers of the software or code at various rates and amounts, generally based on net unit sales or net revenues. These agreements may include royalty advances against future expected sales, which advances are recorded as prepaid expenses until such royalties are earned. Royalty expense, which is included as a component of cost of revenues, amounted to approximately $2,487,000, $2,553,000 and $1,538,000 for the years ended December 31, 1996, 1995, and 1994, respectively.

MAJOR CUSTOMERS AND CREDIT RISK

  The Company sells its retail products domestically through unaffiliated distributors and OEM's, as well as directly to end-users. International sales are generally made through distributors in each of the foreign countries in which the Company markets its products. Credit is extended based on an evaluation of each customer's financial condition, and generally collateral is not required. Estimated credit losses and returns, if any, have been provided for in the financial statements and have generally been within management's expectations. At December 31, 1996 and 1995, the Company has an allowance for doubtful accounts of approximately $936,000 and $745,000, respectively.

  Revenues from one of the Company's major domestic distributors represented approximately 20%, 19%, and 19% of net revenues for the years ended December 31, 1996, 1995, and 1994. Revenues from international customers (principally export sales) accounted for approximately 41%, 38%, and 24% of net revenues for the years ended December 31, 1996, 1995, and 1994.

  At December 31, 1996, and periodically throughout 1994 to December 31, 1996, the Company has maintained balances with various financial institutions in excess of the federally insured limits.

FOREIGN CURRENCY TRANSLATION

  The Company uses the U.S. dollar as its functional currency for its Irish subsidiaries. Financial statements of the Irish subsidiaries are translated to U.S. dollars for consolidation purposes using current rates of exchange for monetary assets and liabilities and historical rates of exchange for nonmonetary assets and related elements of expense. Sales and other expense elements are translated at rates that approximate the rates in effect on the transaction dates. Gains and losses from this process are included in the Company's consolidated statement of operations.

  The functional currency of each of the Company's remaining foreign subsidiaries is its local currency. Financial statements of these foreign subsidiaries are translated to U.S. dollars for consolidation purposes using current rates of exchange for assets and liabilities and average rates of exchange for revenues and expenses. The effects of currency translation adjustments are included as a component of stockholders' equity.

INCOME TAXES

  The Company accounts for income taxes using the liability method as required by SFAS No. 109, "Accounting for Income Taxes." Under SFAS No. 109, deferred taxes are determined based on the differences between the financial statement and tax bases of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

                           METACREATIONS CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

STOCK-BASED COMPENSATION

  The Company grants stock options for a fixed number of shares to employees with an exercise price equal to the fair value of the shares at the date of grant. The Company accounts for stock option grants in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees," and accordingly, recognizes no compensation expense for the stock option grants.

  SFAS No. 123, "Accounting for Awards of Stock-Based Compensation to Employees," provides alternative accounting treatment to APB Opinion No. 25 with respect to stock-based compensation and requires certain additional disclosures, including disclosures if the Company elects not to adopt the accounting measurement requirements of SFAS No. 123. The Company has elected not to adopt the accounting measurement requirements of SFAS No. 123 for stock options granted to employees; however, the Company has provided the required additional disclosures in the footnotes to the consolidated financial statements.

NET INCOME (LOSS) PER COMMON SHARE

  Net income (loss) per common share is computed using the weighted average number of shares of common stock and common equivalent shares outstanding. Common equivalent shares related to stock options, warrants and preferred stock are excluded from the computation when their effect is antidilutive, except that, pursuant to the Securities and Exchange Commission Staff Accounting Bulletins, common and common equivalent shares, issued at prices below the public offering price during the twelve months immediately preceding the initial filing date of the Company's initial public offering have been included in the calculation as if they were outstanding for all periods presented, using the treasury stock method and the initial public offering price. The net income
(loss) attributable to common stockholders excludes the impact of approximately $192,000 and $21,000 for the years ended December 31, 1995 and 1994, respectively, which represents the preferred stock dividend on redeemable convertible preferred stock issued within the twelve-month period immediately preceding the initial filing (2,044,000 shares) as these shares were included in the determination of the number of shares used in the per share calculations.

3. MERGERS AND ACQUISITIONS

RAY DREAM, INC.

  On May 24, 1996, the Company acquired Ray Dream, Inc. ("Ray Dream"), a California corporation which designs, develops and markets graphics software application tools emphasizing three-dimensional effects for the personal computer market. As a result of the acquisition, Ray Dream became a wholly-owned subsidiary of Fractal. As consideration for 100% of the outstanding shares of Ray Dream capital stock, the Company issued an aggregate of approximately 2,371,000 shares of common stock and reserved approximately 164,000 shares of common stock for issuance upon the exercise of outstanding options to purchase Ray Dream common stock. The Company also assumed an outstanding warrant, held by a third party software developer, to purchase Ray Dream common stock. This warrant vested during the three months ended September 30, 1996 upon completion of certain development milestones, and was fully exercised, on a net basis, for approximately 134,000 shares of common stock.
The acquisition of Ray Dream was accounted for as a pooling-of-interests and accordingly, the Company's consolidated financial statements have been restated for all periods prior to the acquisition to include the financial statements of Ray Dream. Transaction fees of approximately $1.9 million were recorded during the three months ended March 31, 1996.

  Fractal reported its financial results on a March 31 fiscal year-end basis, whereas Ray Dream reported its financial results on a December 31 calendar year-end basis. For the purposes of pooling-of-interests accounting, the balance sheet of Fractal as of March 31, 1996 was combined with that of Ray Dream as of December 31, 1995. The statements of operations of Fractal for each of the two years in the period ended March 31, 1996 were combined with that of Ray Dream for each of the two years in the period ended December 31, 1995. Accordingly, Ray Dream's net loss of $519,000 for the three months ended March 31, 1996 has been reflected as an adjustment to retained earnings

                           METACREATIONS CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

for the year ended December 31, 1995. The results of operations of Ray Dream for such three month period include net revenues of $2,980,000.

  Separate results of operations for the years ended December 31, 1995 and 1994 are as follows (in thousands):


                         YEARS ENDED DECEMBER 31,
                       ---------------------------
                            1995          1994
                       ---------------------------

Net revenues:
  MetaCreations......       $38,511      $22,965
  Ray Dream..........         7,749        5,343
                       ---------------------------
                            $46,260      $28,308
                       ===========================

Net income (loss):
  MetaCreations......       $ 2,424      $  (380)
  Ray Dream..........             2          (73)
                       ---------------------------
                            $ 2,426      $  (453)
                       ===========================

DIVE LABORATORIES

  On August 31, 1996, the Company acquired Dive Laboratories, Inc. ("Dive"), a privately held company based in Santa Cruz, California, developing 3D modeling and rendering environments for high-end applications and the visualization of streaming online data. In connection with the acquisition, which was accounted for under the purchase method of accounting, the Company recorded a one-time charge to earnings of approximately $733,000, comprised of relocation expenses of $215,000, acquisition costs of $155,000, and in-process research and development expenses of $363,000, for the year ended December 31, 1996. The Company paid $509,000 in cash and assumed $224,000 of net liabilities of Dive. The operating results of Dive have been included in the accompanying consolidated financial statements from the date of acquisition.

REAL TIME GEOMETRY

  On December 31, 1996, the Company completed the acquisition of Real Time Geometry Corp. ("RTG"), a privately held development stage company based in Princeton, New Jersey, developing real time 3D graphics and visualization technologies. The acquisition was accounted for by the Company under the purchase method of accounting.

  Under the terms of the Purchase Agreement, the stockholders and optionholders of RTG received a combination of shares of the Company's common stock and options to purchase shares of the Company's common stock valued at approximately $11,242,000 and $607,000, respectively, at December 31, 1996, the closing date. In addition, the Company assumed the net liabilities of RTG, which totaled $1,411,000 at December 31, 1996. As of December 31, 1996, neither technological feasibility nor commercial viability had been reached with regard to RTG's core technology, comprised of advanced geometry-based algorithms to accelerate the display three-dimensional images. Based upon projected future cash flows, risk-adjusted using a 40% discount rate, RTG's core in-process technology was valued in excess of the amount written-off as acquired in-process technology of $13,260,000, which combined with acquisition costs totaling $1,189,000, resulted in a one time charge to earnings of $14,449,000 for the year ended December 31, 1996.

  The operating results of RTG have been included in the accompanying consolidated financial statements from the date of acquisition. The following unaudited pro forma information presents a summary of the consolidated results of operations of the Company and RTG as if the acquisition had taken place on February 1, 1996 (date of inception of RTG). In management's opinion, the following unaudited pro forma consolidated information is not indicative of the actual results that would have occurred had the acquisition been consummated on February 1, 1996 or of future operations of the consolidated entities under the ownership and management of the Company (in thousands, except per share amounts):

                           METACREATIONS CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                                  (UNAUDITED)
                                   YEAR ENDED
                                  DECEMBER 31,
                                      1996
                                ---------------

Net revenues..................        $62,936
Net income....................          4,739
Net income per common share...           0.20

4. INVESTMENTS

  The Company considers its investment portfolio available-for-sale as defined in SFAS No. 115. There were no material gross realized or unrealized gains or losses nor any material differences between the estimated fair values and costs of securities in the investment portfolio at December 31, 1996. The cost of the investment portfolio by type of security, contractual maturity, and its classification in the balance sheet, is as follows (in thousands):



                                              DECEMBER 31,
                                        ----------------------
                                             1996       1995
                                        ----------------------
Type of security:
 Corporate debt securities..............    $24,491    $44,055
 Municipal obligations..................     23,145     23,477
 U.S. Treasury securities...............     15,129        149
 Money market funds.....................      2,091      8,594
 Certificates of deposit................         --        251
                                        ----------------------
                                            $64,856    $76,526
                                        ======================

Contractual maturity:
 Due in one year or less................    $47,576    $75,494
 Due in one to three years..............     17,280      1,032
                                        ----------------------
                                            $64,856    $76,526
                                        ======================


Classification in balance sheet:
 Cash and cash equivalents..............    $21,605    $54,038
 Marketable securities..................     44,688     23,683
                                        ----------------------
                                             66,293     77,721
 Less cash..............................      1,437      1,195
                                        ----------------------
                                            $64,856    $76,526
                                        ======================

5. INVENTORIES

  Inventories consist of the following (in thousands):

                                              DECEMBER 31,
                                        ----------------------
                                            1996       1995
                                        ----------------------
Finished goods.........................    $   814    $   952
Materials and supplies.................        698      1,180
                                        ----------------------
                                           $ 1,512    $ 2,132
                                        ======================

                           METACREATIONS CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

6. PROPERTY AND EQUIPMENT

  Property and equipment consist of the following (in thousands):


                                              DECEMBER 31,
                                        ---------------------
                                           1996       1995
                                        ---------------------

Computer equipment......................   $ 5,945    $ 2,942
Office furniture and equipment..........     1,757        927
Leasehold improvements..................       659         34
                                        ---------------------
                                             8,361      3,903
Less accumulated depreciation and
 amortization...........................    (2,780)    (1,368)
                                        ---------------------
                                           $ 5,581    $ 2,535
                                        =====================

7. ACCRUED EXPENSES

  Accrued expenses consist of the following (in thousands):


                                 DECEMBER 31,
                            --------------------
                               1996      1995
                            --------------------

Accrued compensation........    $2,648    $2,217
Accrued acquisition costs...       790        --
Covenant-not-to-compete.....       600        --
Accrued advertising.........       817     1,044
Other accrued expenses......     1,572     1,857
                            --------------------
                                $6,427    $5,118
                            ====================

8. RELATED PARTY TRANSACTIONS

  In April 1993, the Series A Preferred stockholders, an officer and certain directors loaned $725,000 to the Company as bridge financing until the Series B Redeemable Convertible Preferred Stock ("Series B Preferred") financing was completed in February 1994. The loans were convertible into Series B Preferred at the same purchase price paid by the other Series B Preferred stockholders, or the loans would begin accruing interest at 6% per annum until paid. A portion of the above bridge financing totaling $325,000 was converted into Series B Preferred at $2.50 per share and the remaining amounts were repaid, including interest totaling $22,000. Further, each Series B Preferred investor who converted a loan into shares received Series C Warrants, as described in
Note 10.

  Additional officer/stockholder loans in the amount of $137,000 were repaid in 1994.

  In 1994, the Company loaned $435,000 to an officer and director of the Company to relocate his residence, against which he had pledged his stock in the Company. The loans, consisting of $80,000 at the prime interest rate and $355,000 at 7% per annum, were repaid during December 1995. Further, the Company leases space for development activities at this officers residence at a rental rate of $2,500 per month.

  A director of the Company rendered services to the Company for which he received $44,000, $42,000, and $30,000 in each of 1996, 1995, and 1994.
Businesses owned by two stockholders have provided technical and administrative services to the Company. Amounts paid to these two firms totaled $229,000 and $214,000, and $129,000 for the years ended December 31, 1996, 1995, and 1994, respectively. The Company believes that the terms of the agreements for these services are no less favorable than could be obtained from third-party suppliers.

                           METACREATIONS CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

  In connection with the acquisition of RTG on December 31, 1996 (Note 3), the Company entered into a noncompetition agreement with one of RTG's founders who is now an officer of the Company. The agreement, which carries a term of four years, provides for payments to the officer in the amount of $450,000 in 1997 and $150,000 in 1998. In addition, the Company loaned $2,000,000 and $1,000,000 to two founders of RTG, who are now officers of the Company. The loans accrue interest semi-annually at 5.67% and are payable on December 31, 1999. The loans, which are classified as a component of stockholders' equity, are collateralized by shares of common stock of the Company owned by the officers.

9. NOTES PAYABLE TO BANK

  In September 1994, the Company entered into a credit facility (the "Facility") with its principal lending institution (the "Bank"); the Facility was collateralized by substantially all of the Company's assets. The Facility enabled the Company to borrow up to $500,000 as a Term Loan (the "Term Loan") for new equipment purchased through March 1995 and also included a Line of Credit (the "Line") under which borrowings could be made based upon eligible accounts receivable (as defined), up to aggregate amount of $1 million. The Term Loan accrued interest at 2% above the Bank's prevailing prime interest rate and the Line accrued interest at 1.5% above the Bank's prevailing prime interest rate. Borrowings under both the Term Loan and the Line were repaid in December 1995.

  In December 1995, the Company amended its Facility (the "Amended Facility") with the Bank, increasing available borrowings under the Line to $3 million and decreasing interest on borrowings under the Line to the Bank's prevailing prime interest rate. Additionally, the Amended Facility revised the Line to provide for a $500,000 letter of credit subfacility and a $250,000 foreign exchange contract subfacility. There were no borrowings against the Line during the year ended December 31, 1996. In addition, there were no outstanding letters of credit or foreign exchange contracts at December 31, 1996. The Amended Facility expires in November 1997, if not renewed. Interest expense for the years ended December 31, 1995 and 1994 totaled $96,000 and $71,000, respectively. The weighted average interest rate for the years ended December 31, 1995 and 1994 were 10.8% and 8.6% per annum, respectively.

  The Amended Facility contains certain covenants which provide, among other things, a restriction on dividend payments and the requirement for the maintenance of certain measures of liquidity and equity.

  The Company also had a $900,000 line of credit with a bank (the "Bank Line") bearing interest at 2% per annum above the bank's prime rate. In August 1995, The Company converted the outstanding balance of $440,000 under the Bank Line to a demand loan (the "Demand Loan") with a bank. Interest accrued on the loan at a rate equal to the bank's reference rate plus 1.5%. The Demand Loan was paid in full in November 1995.

  In September 1995, the Company entered into a line of credit agreement (the "Line of Credit") which provided for borrowings of up to $600,000. The Line of Credit was renewed in August 1996 and provided for borrowings of up to $500,000 and bore interest equal to the bank's reference rate (8.50% as of December 31, 1996). The line of credit agreement expired in August 1997, and was unsecured. No amounts were outstanding under this line at December 31, 1996.

  In September 1995, the Company borrowed $500,000 from a commercial bank. Borrowings bore interest at the bank's prime rate plus 0.75% per annum. These borrowings were repaid in full during the year ended December 31, 1996.

                           METACREATIONS CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

10. STOCKHOLDERS' EQUITY

SERIES A CONVERTIBLE PREFERRED STOCK

  At December 31, 1994, the Company had authorized 841,000 shares of Series A Convertible Preferred Stock ("Series A Preferred"), of which 841,000 shares were issued and outstanding. The Series A Preferred was entitled to noncumulative, quarterly dividends, if earned and declared, commencing March 1, 1994 at a rate of $0.0125 per share. The Series A Preferred was convertible into common stock at the rate of two shares of common stock for each share of preferred stock, had voting rights equal to its common stock conversion, voted with the common stock and carried a stated value of $1.00 per share and a liquidation preference of $1.00 per share, plus any dividends declared and unpaid. During 1995, 841,000 shares of Series A Preferred were converted into 1,682,000 shares of common stock. No shares of Series A Preferred were authorized at December 31, 1996.

MANDATORILY REDEEMABLE COMMON STOCK

  On July 21, 1995, the Company and certain shareholders entered into an agreement to sell approximately 153,000 and 92,000 shares, respectively, of common stock to Adobe Ventures, L.P. ("Adobe"), a subsidiary of Adobe Systems, Inc., for $8.178 per share. Aggregate net proceeds to the Company were $1,237,000. Upon the closing of the Company's initial public offering, the mandatory redemption rights of this stock were automatically terminated.

SERIES A AND B WARRANTS

  The Company had issued 54,000 Series A and 54,000 Series B Warrants to purchase common stock. During 1995, 54,000 Series A and 54,000 Series B Warrants were exercised for the purchase of approximately 105,000 net shares of common stock at $1.00 per share.

SERIES C WARRANTS

  The Company had authorized and issued 510,000 Series C Warrants to purchase common stock as follows:

     . In June 1993 and January 1994, the Company issued 100,000 and 20,000 warrants, respectively, to officers and directors of the Company for significant contributions relating to development of the Company's products and obtaining a line of credit.

     . In February 1994, the Company issued 130,000 warrants to the Series B Preferred holders who had converted their bridge loans as discussed in
        Note 8.

     . In January and September 1994, the Company issued 220,000 and 40,000 warrants, respectively, to a director of the Company as consideration for his agreement to extend his bridge loan to the Company and for the subordination of such loan in favor of notes payable to a bank (Note 8).

  During 1995, 510,000 Series C Warrants were exercised for the purchase of approximately 482,000 net shares of common stock at $1.00 per share.

OTHER WARRANTS

  In September 1994, the Company issued 30,000 warrants to a bank to purchase shares of Series B Preferred at a purchase price of $2.50 per share. During 1995, 30,000 warrants were exercised for the purchase of approximately 26,000 net shares of common stock at $2.50 per share.

                           METACREATIONS CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

  In June 1995, the Company entered into a Software Development and
Purchasing Agreement (the "Agreement") with a software development company (the "Contractor") pursuant to which the Contractor would develop a software product defined in the Agreement. The Company agreed to pay a total of $400,000 in advances against product purchases of which $50,000 is included in other assets as of December 31, 1996. The Company will pay for product purchases at a rate of 14% of net revenues (as defined) subject to adjustments for certain events. Such payments may be offset against advances at a rate of 50%. In addition, The Company granted a warrant with a fair market value of $348,000 to the Contractor to purchase approximately 328,000 shares of common stock at $9.45 per share.
The exercise of the warrants was subject to the Contractor meeting certain milestones in the Agreement and provided for reductions in the royalty payments to the Contractor as the warrants were exercised. Of the total value of these warrants, $185,000 and $163,000 was recognized as research and development expense during the years ended December 31, 1996 and 1995, respectively. This warrant was exercised during the three months ended September 30, 1996, on a net basis, for approximately 134,000 shares of common stock (see Note 3).

11. EMPLOYEE BENEFIT PLANS

EMPLOYEE STOCK PURCHASE PLAN

  The Company's 1995 Employee Stock Purchase Plan (the "1995 Purchase Plan"), which is qualified under Section 423 of the Internal Revenue Code of 1986, as amended, permits eligible employees of the Company, via payroll deductions, to purchase shares of the Company's common stock semi-annually at 85 percent of the market price, on either the purchase date or the offering date, whichever is lower. As of December 31, 1996, approximately 8,000 shares of common stock have been issued under the 1995 Purchase Plan. At December 31, 1996, an aggregate of approximately 142,000 shares of common stock were reserved for future issuance under the 1995 Purchase Plan.

401(k) PLAN

  In September 1995, the Company adopted a Defined Contribution Plan (the "401(k) Plan"). Participation in the 401(k) Plan is available to substantially all employees. Employees can contribute up to 15% of their salary, up to the Federal maximum allowable limit, on a before tax basis to the 401(k) Plan. Company contributions to the 401(k) Plan are discretionary. The Company did not make any contributions to the 401(k) Plan during the years ended December 31, 1996 and 1995.

  In March 1995, the Company adopted a Defined Contribution Plan (the "Fractal 401(k) Plan"). Participation in the Fractal 401(k) Plan was available to substantially all Fractal employees. Employees could contribute up to 15% of their salary, up to the Federal maximum allowable limit, on a before tax basis to the 401(k) Plan. Effective August 1996, the Company began making matching contributions in the form of common stock. During the year ended December 31, 1996, the Company contributed approximately 7,000 shares of common stock with an aggregate fair market value of $88,000. Upon consummation of the merger, the Fractal 401(k) Plan was merged with and into the 401(k) Plan.

STOCK OPTION PLANS (THE "PLANS")

1992 Incentive Stock Option Plan

  The Company's 1992 Incentive Stock Option Plan (the "1992 Plan") provides for the grant to employees of incentive stock options and nonstatutory stock options and for the sale or award of restricted common stock to employees and consultants of the Company. As of December 31, 1996, options to purchase an aggregate of 718,000 shares of common stock were outstanding under the 1992 Plan, with vesting provisions ranging up to five years. At December 31, 1996, no shares of common stock were reserved for additional grants of options or awards of restricted stock under the 1992 Plan.

                           METACREATIONS CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

1994 Incentive Stock Option, Non-Qualified Stock Option and Restricted Stock Purchase Plan

  The Company's 1994 Incentive Stock Option, Non-Qualified Stock Option and Restricted Stock Purchase Plan (the "1994 Plan") provides for the grant to employees of incentive stock options and nonstatutory stock options and for the sale of restricted common stock to employees and consultants of the Company, with vesting provisions ranging up to five years. As of December 31, 1996, options to purchase an aggregate of 644,000 shares of common stock were outstanding under the 1994 Plan. At December 31, 1996, no shares of common stock were reserved for additional grants of options or awards of restricted stock under the 1994 Plan.

1995 Stock Plan

  The Company's 1995 Stock Plan (the "1995 Plan") provides for the grant to employees (including officers and employee directors) of incentive stock options and for the grant to employees (including officers and employee directors) and consultants of nonstatutory stock options and stock purchase rights. As of December 31, 1996, options to purchase an aggregate of 430,000 shares of common stock have been granted under the 1995 Plan, with vesting provisions ranging up to four years. At December 31, 1996, an aggregate of 70,000 shares of common stock were reserved for future issuance under the 1995 Plan.

1995 Director Option Plan

  The Company's 1995 Director Option Plan (the "Director Plan") provides for an automatic grant of options to purchase shares of common stock to each non-employee director of the Company. As of December 31, 1996, 15,000 options have been granted under the 1995 Director Plan. At December 31, 1996, an aggregate of 135,000 shares of common stock were reserved for future issuance under the 1995 Director Plan.

1996 Dive Option Plan

  In connection with the acquisition of Dive in August 1996 (Note 3), the Company issued options to purchase an aggregate of 211,000 shares of common stock to the previous stockholders and employees of Dive (the "Dive Option Plan"). The non-statutory stock options vest over four years. At December 31, 1996, no shares of common stock were reserved for future issuance under the Dive Option Plan.

1996 Nonstatutory Stock Option Plan

  The Company's 1996 Nonstatutory Stock Option Plan (the "1996 Nonstatutory Plan") provides for the grant to employees (including officers and employee directors) and consultants of nonstatutory stock options and stock purchase rights. As of December 31, 1996, options to purchase an aggregate of 1,099,000 shares of common stock have been granted under the 1996 Nonstatutory Plan, with vesting provisions ranging up to four years. At December 31, 1996, an aggregate of 201,000 shares of common stock were reserved for future issuance under the 1996 Nonstatutory Plan.

Fractal Stock Option Plan

  In connection with the Company's merger with Fractal, which became effective on May 30, 1997, the Company assumed all of the options outstanding under the Ray Dream 1992 Stock Option Plan, the Fractal 1993 Stock Option Plan, the Fractal 1995 Stock Option Plan, the Fractal Director Plan and the Fractal Outside Plan (collectively, the "Fractal Plans"). All such options were converted into options to purchase 0.749 shares of MetaCreations common stock at an exercise price equal to the exercise price of the converted option divided by
0.749. Options granted under the Fractal Plans generally vest over a four year period and are exercisable for a period of ten years. Upon consummation of the merger, no shares of common stock were reserved for issuance under the Fractal Plans.

                           METACREATIONS CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Common Stock Issued Under Plans

  In 1994, 28,000 shares of common stock were issued at $0.065 per share and 100,000 shares were repurchased at prices ranging from $0.025 to $0.065 per share (original issuance prices). The above issuances of common stock were in exchange for services rendered by employees.

  In addition, in January 1994 the Company issued 500 shares of common stock at $0.50 per share outside the Stock Option Plans in exchange for services rendered.

Options Issued Under Plans

  The Company has adopted the disclosure-only option under SFAS No. 123, "Accounting for Stock Based Compensation," as of December 31, 1996. The following summarizes activity in the Plans for the years ended December 31, 1994, 1995, and 1996:


                                                                OPTIONS OUTSTANDING
                                                            ---------------------------
                                              OPTIONS                       WEIGHTED
                                           AVAILABLE FOR    NUMBER OF        AVERAGE
                                               GRANT         SHARES      EXERCISE PRICE
                                        -----------------------------------------------
Options outstanding at December 31,
 1993...................................           1,025          397            $ 0.64

Shares reserved under new plans.........           2,358           --                --
Grantedexercise price equal to fair
 value..................................          (1,720)       1,720              1.17
Exercised...............................              --           (9)             0.47
Canceled................................             546         (546)             1.34
                                        -----------------------------------------------

Options outstanding at December 31,
 1994...................................           2,209        1,562              0.95

Shares reserved under new plans.........             921           --                --
Reduction in shares reserved under
 plans..................................            (358)          --                --
Grantedexercise price equal to fair
 value..................................          (1,526)       1,526              5.94
Grantedexercise price greater than fair
 value..................................             (29)          29              4.27
Grantedexercise price less than fair
 value..................................             (76)          76              1.68
Exercised...............................              --          (55)             0.69
Canceled................................             158         (158)             2.09
                                        -----------------------------------------------

Options outstanding at December 31,
 1995...................................           1,299        2,980              3.66

Shares reserved under new plans.........           1,511           --                --
Reduction in shares reserved under
 plans..................................            (187)          --                --
Granted - exercise price equal to fair
 value..................................          (1,409)       1,409             16.35
Grantedexercise price greater than fair
 value..................................            (854)         854             13.06
Exercised...............................              --         (428)             1.79
Canceled................................             329         (329)            11.30
                                        -----------------------------------------------
Options outstanding at December 31,
 1996...................................             689        4,486            $ 8.83
                                        ===============================================

                           METACREATIONS CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

   The following summarizes the weighted average fair value of options granted during the years ended December 31, 1996 and 1995:


                                                YEARS ENDED
                                                DECEMBER 31,
                                              ----------------
                                               1996      1995
                                              ----------------

   Exercise price equal to fair value......    $10.19    $3.79
   Exercise price greater than fair value..      7.71     2.35
   Exercise price less than fair value.....        --     5.15

  The following summarizes information about stock options outstanding at December 31, 1996:


                                         OUTSTANDING                EXERCISABLE
                              --------------------------------- -------------------
                                                       WEIGHTED            WEIGHTED
                                                        AVERAGE             AVERAGE
                                           AVERAGE     EXERCISE            EXERCISE
   EXERCISE PRICE RANGE          SHARES    LIFE(A)      PRICE     SHARES    PRICE
   ------------------------------------------------------------ -------------------
   $0.08--$1.00.............      787      7.57        $ 0.94      473     $ 0.95
   $1.10--$10.68............    1,442      5.98          3.46      430       4.19
   $11.75--$12.50...........    1,031      9.79         12.29       42      12.02
   $13.75--$25.13...........    1,226      9.22         17.07       91      17.13
                              --------------------------------- -------------------
     Total..................    4,486      8.02        $ 8.78    1,036     $ 4.17
                              ================================= ===================

     (a) Average contractual life remaining in years.

  The Company has accrued compensation expense of $607,000 for the difference between the grant price and the deemed fair value of the common stock underlying options, which are fully vested, issued in connection with the RTG acquisition (Note 3) in December 1996.

  During the year ended December 31, 1995, the Company granted to employees stock options for the purchase of shares of common stock at exercise prices less than the fair market value of the Company's common stock on the grant date. During the years ended December 31, 1996 and 1995, the Company recognized approximately $190,000 and $159,000 of compensation expense relating to these options, respectively.

  Pro forma information regarding net income and earnings per share is required by SFAS No. 123, and has been determined as if the Company has accounted for the Plans under the fair value method of the Statement. The fair value of options issued under the Plans was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions for both 1995 and 1996: risk-free interest rate of 6.0%, no dividend yield, volatility factor of the expected market price of the Company's common stock of between 70% and 80%, and a weighted-average expected life of the options of between 4.3 and
4.4 years. For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma net loss, net loss applicable to common stockholders, and net loss per common share would approximate the following (in thousands, except per share amounts):

                                              AS REPORTED    PRO FORMA
                                           ---------------------------

   Year Ended December 31, 1996:
   Net loss................................       $(7,650)     $(9,938)
   Net loss applicable to common
    stockholders...........................        (7,650)      (9,938)
   Net loss per common share...............         (0.37)       (0.48)

                           METACREATIONS CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                                                         AS REPORTED      PRO FORMA
                                                       -------------------------------
     Year Ended December 31, 1995:
        Net income..............................            $2,426          $2,071
        Net income applicable to common
        stockholders............................             2,337           1,982
        Net income per common share.............              0.15            0.13

  The effects of applying SFAS No. 123 in this proforma disclosure are not indicative of future amounts. SFAS No. 123 does not apply to awards prior to 1995. The Company anticipates grants of additional awards in future years.

12. REDEEMABLE CONVERTIBLE PREFERRED STOCK

  At December 31, 1994, the Company had authorized 3,600,000 shares of Series B Preferred, of which 3,390,000 shares were issued and outstanding. The Series B Preferred accrued cumulative, quarterly dividends, whether or not earned or declared, commencing March 1, 1994 at a rate of $0.03125 per share. The Series B Preferred was convertible into common stock of the Company at a conversion rate of one share of common stock for each share of preferred, had voting rights equal to its common stock conversion, voted with the common stock and carried a stated value of $2.50 per share and a liquidation preference of $2.50 per share plus any accrued and unpaid dividends, whether or not declared. At the option of the majority of the holders of the Series B Preferred, the Series B Preferred was redeemable by the Company based on certain dates and terms. The Company recorded an increase in the value of the Series B Preferred of $89,000 and $99,000 for December 31, 1995 and 1994, respectively, for the amortization of costs related to the issuance of the Series B Preferred. In addition, the Company recorded an increase in the value of the Series B Preferred of $140,000 for December 31, 1994, for accrued and unpaid dividends, which subsequently reversed in 1995 upon the conversion of 3,390,000 shares of Series B Preferred into 3,390,000 shares of common stock. No shares of Series B Preferred were authorized at December 31, 1995.

  In September and November 1994, the Company issued approximately 792,000 shares of mandatorily redeemable convertible preferred stock (the "Preferred Stock") for $2.67 per share. Proceeds to the Company totaled $2,072,000, net of issuance costs. The Preferred Stock was redeemable at the option of the holders of at least two thirds of the outstanding Preferred Stock in three annual installments at a price equal to the sum of $2.67 per share plus $0.16 per annum from the date of issuance subject to adjustment for antidilution. The excess of the redemption price over the original issuance price of the Preferred Stock was charged to retained earnings as an accretion to redemption value with a corresponding increase in the value of the Preferred Stock. Upon the closing of the Company's initial public offering, the Preferred Stock was converted into common stock and the aggregate balance of the Preferred Stock of $2,204,000 at that date was credited to additional paid-in capital.

  In connection with the issuance of Preferred Stock, the Company issued warrants to purchase approximately 40,000 shares of common stock at an exercise price of $2.67 per share. The warrants were exercisable for a period of five years after date of issuance. The warrants expired upon the consummation of the Company's initial public offering. A total of approximately 40,000 shares of common stock were issued upon conversion of the warrants.

                           METACREATIONS CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


13. INCOME TAXES

  The components of the provision for income taxes for the years ended December 31, 1996, 1995, and 1994 are as follows (in thousands):

                                                  YEARS ENDED DECEMBER 31,
                                               ----------------------------
                                                  1996       1995      1994
                                               ----------------------------

  Current:
    Federal.................................   $ 2,593     $1,867    $  846
    State...................................       984        527       472
    Foreign.................................        --         16        18
                                               ----------------------------
    Total current...........................     3,577      2,410     1,336

  Deferred:
    Federal.................................    (1,233)      (513)     (679)
    State...................................      (128)       (70)     (184)
                                               ----------------------------
    Total deferred..........................    (1,361)      (583)     (863)
                                               ----------------------------
                                               $ 2,216     $1,827    $  473
                                               ============================

  The differences between the Company's effective income tax rate and the United States statutory rate are as follows:

                                                    YEARS ENDED DECEMBER 31,
                                                 ----------------------------
                                                  1996       1995      1994
                                                 ----------------------------
      Federal tax benefit at the statutory
       rate..................................    (34.0)%     34.0%     34.0%
      State income taxes, net of Federal
       income tax benefit....................      8.8        7.3   1,026.7
      Foreign income taxes...................       --        1.2     468.7
      Nondeductible acquisition costs........     94.3
      Nondeductible expenses.................      2.7        0.1   1,247.5
      Change in valuation reserve............    (29.0)      (0.9) (3,035.5)
      Net operating loss and tax credit
       carryforwards.........................     (2.0)       1.3   2,623.6
                                                 ----------------------------
                                                  40.8 %     43.0%  2,365.0%
                                                 ============================

  Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, together with net operating loss and tax credit carryforwards. Significant components of the Company's deferred tax assets and liabilities are as follows (in thousands):


                                                     DECEMBER 31,
                                                ---------------------
                                                    1996       1995
                                                ---------------------

     Deferred tax assets:
        Allowance for returns and doubtful
         accounts...............................   $ 1,864    $ 1,180
        Inventory reserves......................       244        428
        Accrued expenses........................       863      1,332
        State income taxes......................       136        371
        Tax credit carryforwards................        80        234
        Net operating loss carryforwards........       904        617
                                                   ------------------
                                                     4,091      4,162
        Valuation allowance.....................    (1,264)    (2,612)
                                                   ------------------
          Net deferred tax assets...............     2,827      1,550

     Deferred tax liabilities:
        Depreciation and amortization...........       (20)      (104)
                                                   ------------------
          Net deferred tax liabilities..........       (20)      (104)
                                                   ------------------
          Net deferred taxes....................   $ 2,807    $ 1,446
                                                   ==================

  The net change in the valuation allowance for deferred taxes during the year ended December 31, 1996 was a reduction of approximately $1,348,000 as a result of the recognition of a Federal deferred tax asset. The Company's management believes a valuation allowance is required for the net operating losses of RTG due to potential limitations on the Company's ability to utilize the loss carryforwards pursuant to the ownership rule changes of the Internal Revenue Code, Section 382. The valuation allowance increased by approximately $146,000 in 1995 as a result of the increase in current temporary differences, offset by changes in the net operating loss carryforwards.

  At December 31, 1996, the Company has net operating loss carryforwards of approximately $2,658,000 for federal income tax purposes, which begin expiring in 2011. The Company's net operating loss carryforwards relate to the Company's acquisition of RTG and Ray Dream (Note 3). Additionally, the Company has a federal tax credit carryforward relating to Ray Dream of approximately $80,000, which expires in 2011. The net operating loss and federal tax credit carryforwards, may be used to offset future taxable income from the related subsidiaries.

14. COMMITMENTS

  Through September 1994, the Company leased office space in Santa Monica, California. This lease was terminated in September 1994, at which time the Company relocated its facilities to Carpinteria, California. The Company entered into a lease agreement for office space in Carpinteria, which expires in December 1998, if not renewed. In addition, the Company leases office space for its facility in Scotts Valley, California, its research facility in Princeton, New Jersey, its international headquarters in Dublin, Ireland, and its various international sales offices pursuant to non-cancelable lease agreements with terms through 2003. The lease agreement for the Scotts Valley facility, which expires in 2003, provides for two options to extend the term of the lease for three years each. Additionally, effective December 1, 1998, the lease agreement for the Scotts Valley facility requires the Company to assume additional office space.

  The Company also leases certain equipment and three vehicles for officers of the Company with lease terms of three to five years. Rent expense for office space, equipment, and vehicles amounted to approximately $972,000, $765,000 and $423,000 for the years ended December 31, 1996, 1995, and 1994, respectively.

                           METACREATIONS CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


  Future minimum lease payments under non-cancelable operating leases for each twelve-month period subsequent to December 31, 1996 are as follows:

      1997................    $1,129
      1998................     1,169
      1999................       714
      2000................       585
      2001................       566
      Thereafter..........       802
                              ------
                              $4,965
                              ======

15. CONTINGENCIES

  The Company is engaged in certain legal actions arising in the ordinary course of business. On advice of counsel, the Company believes it has adequate legal defenses and believes that the ultimate outcome of these actions will not have a material effect on the Company's consolidated financial position, results of operations, or cash flows.

16. INDUSTRY AND GEOGRAPHIC AREA SEGMENT INFORMATION

  The Company operates in one industry segment, prepackaged software. The Company designs, develops, publishes, markets and supports visual computing software tools and technologies for the creation, editing, and manipulation of computer graphic images, digital art, and Internet/online content.

  Substantially all of the Company's international revenues were export sales from the Company's United States operations. Net revenues by geographic area for the years ended December 31, 1996, 1995, and 1994 are as follows:


                           YEARS ENDED DECEMBER 31,
                        ------------------------------
                          1996       1995       1994
                        ------------------------------

     United States...    $37,377    $28,651    $21,632
     Pacific Rim.....     14,248      9,984      3,526
     Europe..........     10,689      6,896      2,990
     Rest of world...        622        729        160
                         -----------------------------
                         $62,936    $46,260    $28,308
                         =============================

17. QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

  Summarized quarterly financial information for fiscal years 1996 and 1995, are as follows (in thousands, except per share amounts):


                                                      QUARTER ENDED
                                 ---------------------------------------------------
                                    MARCH 31   JUNE 30    SEPTEMBER 30   DECEMBER 31
                                 ---------------------------------------------------
     Fiscal year 1996:
     Net revenues..................    $13,983    $14,854        $18,175      $ 15,924
     Gross profit..................     11,290     12,136         14,891        12,942
     Net income (loss).............        275      1,760          2,785       (12,470)
     Net income (loss) per share...       0.01       0.08           0.12         (0.60)

                           METACREATIONS CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


                                                         QUARTER ENDED
                                        -------------------------------------------------
                                        MARCH 31    JUNE 30    SEPTEMBER 30   DECEMBER 31
                                        -------------------------------------------------
   Fiscal year 1995:
    Net revenues..................        $9,464    $10,298         $12,255       $14,243
    Gross profit..................         7,141      7,808           9,788        11,442
    Net income (loss).............           149       (211)            857         1,631
    Net income (loss) per share...          0.01      (0.02)           0.05          0.09

  The net loss incurred for the quarter ended December 31, 1996 resulted from the write-off of acquired in-process technology and other costs related to the acquisition of RTG (Note 3).

(c) Exhibits

       Exhibit Number                               Exhibit Title
       --------------                               -------------

             2.1                Agreement and Plan of Reorganization, dated as
                                 of February 11, 1997, among MetaTools, Inc., a
                                 Delaware corporation, Fractal Design
                                 Corporation, a Delaware corporation, and Rook
                                 Acquisition Corp., a Delaware corporation and
                                 wholly-owned subsidiary of MetaTools. (1)
             2.2                Agreement and Plan of Merger among Fractal
                                 Design Corporation, a California corporation,
                                 and Rook Acquisition Corp., a Delaware
                                 corporation, dated as of May 29, 1997. (2)
             2.3                Certificate of Amendment of Restated Certificate
                                 of Incorporation of MetaTools, Inc. (2)
             2.4                Specimen Common Stock Certificate of Registrant.
                                 (2)
            11.1                Statement Regarding Computations of Net Income
                                 (Loss) per Common Share
            23.1                Consent of Coopers & Lybrand L.L.P., Independent
                                 Accountants
            23.2                Consent of Price Waterhouse L.L.P., Independent
                                 Accountants
 ---------------------

  (1) Incorporated by reference to the Company's Registration Statement on Form S-4 (File No. 333-25939), filed with the Securities and Exchange Commission on or about April 28, 1997.
  (2) Incorporated by reference to the Company's Current Report on Form 8-K, filed with the Securities and Exchange Commission on or about June 13, 1997.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                 METACREATIONS CORPORATION
                                 (Registrant)


Date:  August 12, 1997           /s/TERANCE A. KINNINGER
                                 -----------------------
                                 Terance A. Kinninger
                                 Sr. Vice President and
                                  Chief Financial Officer